

                                AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2004

                                                                                                         REGISTRATION NO. 333-113615
====================================================================================================================================

                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                                    PRE-EFFECTIVE AMENDMENT NO. 3
                                                                 TO
                                                              FORM SB-2
                                                    REGISTRATION STATEMENT UNDER
                                                     THE SECURITIES ACT OF 1933


                                               FIRST FEDERAL FINANCIAL SERVICES, INC.
                                           (Name of Small Business Issuer in Its Charter)

                 FEDERAL                                           6712                                    37-1413556
     (State or Other Jurisdiction of                   (Primary Standard Industrial                     (I.R.S. Employer
     Incorporation or Organization)                     Classification Code Number)                  Identification Number)

                                                        300 ST. LOUIS STREET
                                                    EDWARDSVILLE, ILLINOIS 62025
                                                           (618) 656-6200
                                    (Address and Telephone Number of Principal Executive Offices)

                                                        300 ST. LOUIS STREET
                                                    EDWARDSVILLE, ILLINOIS 62025
                                              (Address of Principal Place of Business)

                                                           LARRY W. MOSBY
                                                        300 ST. LOUIS STREET
                                                    EDWARDSVILLE, ILLINOIS 62025
                                                           (618) 656-6200
                                      (Name, Address and Telephone Number of Agent for Service)

                                                             COPIES TO:
                                                      ROBERT B. POMERENK, ESQ.
                                                         STEVE LANTER, ESQ.
                                                 LUSE GORMAN POMERENK & Schick, P.C.
                                               5335 Wisconsin Avenue, N.W., Suite 400
                                                       Washington, D.C. 20015
                                                           (202) 274-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE
======================================== =================== ==================== ==================== =====================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED           PER SHARE          OFFERING PRICE    REGISTRATION FEE(2)
---------------------------------------- ------------------- -------------------- -------------------- ---------------------

Common Stock, $0.10 par value per share    2,535,233 shares         $10.00          $25,352,330 (1)           $3,294

---------------------------------------- ------------------- -------------------- -------------------- ---------------------
(1) Estimated solely for the purpose of calculating the registration fee.

(2) A registration fee of $2,900 has been previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE
AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     FIRST FEDERAL FINANCIAL SERVICES, INC.
  HOLDING COMPANY FOR FIRST FEDERAL SAVINGS & Loan Association of Edwardsville
                        2,204,550 Shares of common stock

       First Federal Financial Services, Inc., a federally chartered corporation, is offering for sale 2,204,550 shares of its common stock on a best efforts basis. The shares being offered represent 45% of the shares of common stock of First Federal Financial Services, Inc. that will be outstanding following the offering. After the offering, 55% of First Federal Financial Services, Inc.'s outstanding common stock will be owned by First Federal Financial Services, MHC, our federally chartered mutual holding company parent. First Federal Financial Services, Inc. is the holding company for First Federal Savings & Loan Association of Edwardsville.

       We must sell a minimum of 1,629,450 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 2,535,233 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on June 14, 2004. We may extend the termination date without notice to you, until August 11, 2004, unless the Office of Thrift Supervision approves a later date.


       The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is $150,000, and no person by himself, or with an associate or group of persons acting in concert may purchase more than $250,000. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond August 11, 2004. If the offering is extended beyond August 11, 2004, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at First Federal Savings & Loan Association of Edwardsville and will bear interest at our passbook savings rate, which is currently ____% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

       Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of First Federal Financial Services, Inc. will be quoted on the Nasdaq "Small Cap" Stock Market under the symbol "FFFS".

              THIS INVESTMENT INVOLVES RISK, INCLUDING THE POSSIBLE
                               LOSS OF PRINCIPAL.

              PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 16.

                                OFFERING SUMMARY
                             PRICE: $10.00 PER SHARE

                                                       MINIMUM          MAXIMUM      ADJUSTED MAXIMUM
                                                   ---------------  ---------------  -----------------
Number of shares..............................          1,629,450        2,204,550         2,535,233
Estimated offering expenses, excluding
 underwriting commissions and expenses........      $     420,000    $     420,000    $      420,000
Underwriting commissions and Expenses (1).....      $     243,590    $     317,350    $      372,760
Net proceeds..................................      $  15,630,910    $  21,308,150        24,572,570
Net proceeds per share........................      $        9.59    $        9.67    $         9.69

-----------------------
(1) Includes $55,000 of underwriter's expenses, including attorney's fees. See "The Stock Offering--Plan of Distribution and Marketing Arrangements" at page 101 for a discussion of Keefe, Bruyette & Woods, Inc.'s compensation for this offering.


       These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

       Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------
                             KEEFE, BRUYETTE & WOODS
                           ---------------------------

                  The date of this prospectus is May ____, 2004

                                      [MAP]

                               TABLE OF CONTENTS

SUMMARY........................................................................1
RISK FACTORS..................................................................16
SELECTED FINANCIAL AND OTHER DATA.............................................22
RECENT DEVELOPMENTS...........................................................23
FORWARD LOOKING STATEMENTS....................................................27
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................28
OUR POLICY REGARDING DIVIDENDS................................................30
MARKET FOR OUR COMMON STOCK...................................................31
REGULATORY CAPITAL COMPLIANCE.................................................32
CAPITALIZATION................................................................33
PRO FORMA DATA................................................................34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.......................................................40
BUSINESS OF FIRST FEDERAL FINANCIAL SERVICES, INC.............................52
BUSINESS OF FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE..........53
FEDERAL AND STATE TAXATION....................................................69
SUPERVISION AND REGULATION....................................................71
MANAGEMENT....................................................................81
THE STOCK OFFERING............................................................90
RESTRICTIONS ON THE ACQUISITION OF FIRST FEDERAL FINANCIAL SERVICES,
  INC. AND FIRST FEDERAL.....................................................109
DESCRIPTION OF CAPITAL STOCK OF  FIRST FEDERAL FINANCIAL SERVICES, INC.......111
TRANSFER AGENT AND REGISTRAR.................................................113
LEGAL AND TAX MATTERS........................................................113
EXPERTS......................................................................113
WHERE YOU CAN FIND MORE INFORMATION..........................................114
REGISTRATION REQUIREMENTS....................................................114
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                    SUMMARY

       THE FOLLOWING SUMMARY EXPLAINS SELECTED INFORMATION REGARDING THE OFFERING OF COMMON STOCK BY FIRST FEDERAL FINANCIAL SERVICES, INC. AND THE BUSINESS OF FIRST FEDERAL. HOWEVER, NO SUMMARY CAN CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR ADDITIONAL INFORMATION, YOU SHOULD READ THIS PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

OUR ORGANIZATION.

       In January 2001, First Federal reorganized into the two-tier mutual holding company structure. As part of the reorganization, First Federal formed First Federal Financial Services, Inc. and First Federal Financial Services, MHC. First Federal became a capital stock savings and loan association, and a wholly owned subsidiary of First Federal Financial Services, Inc., and First Federal Financial Services, Inc. became the wholly owned subsidiary of First Federal Financial Services, MHC. The same directors and officers who manage First Federal manage First Federal Financial Services, Inc. and First Federal Financial Services, MHC. As part of the reorganization, First Federal's former members became members of First Federal Financial Services, MHC.

       This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:


                     --------------------------------------
                        First Federal Financial Services,
                                       MHC
                     ------------------ -------------------
                                         100% of common
                                         stock
                     ------------------ -------------------

                     First Federal Financial Services, Inc.
                     --------------------------------------
                                         100% of common
                                         stock
                     ------------------ -------------------
                             First Federal Savings &
                        Loan Association of Edwardsville
                     --------------------------------------

THE COMPANIES

       FIRST FEDERAL FINANCIAL SERVICES, MHC

       First Federal Financial Services, MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of First Federal Financial Services, Inc. First Federal Financial Services, MHC has not engaged in any significant business activity other than owning the common stock of First Federal Financial Services, Inc., and does not intend to do so after the stock offering. After the completion of the stock offering, First Federal Financial Services, MHC is expected to own 55% of the outstanding shares of common stock of First Federal Financial Services, Inc. So long as First Federal Financial Services, MHC exists, it is required to own a majority of the voting stock of First Federal Financial Services, Inc. As a result, stockholders other than First Federal Financial Services, MHC will not be able to exercise voting control over most matters put to a vote of stockholders and First Federal Financial Services, MHC, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders.

       FIRST FEDERAL FINANCIAL SERVICES, INC.

       First Federal Financial Services, Inc. is the federally chartered mid-tier stock holding company for First Federal. As of the date of this prospectus, First Federal Financial Services, Inc. owns 100% of the common stock of First Federal and does not have any other significant assets. We have not engaged in any significant business activity other than owning the common stock of First Federal, and we do not currently intend to do so after the stock offering. Our executive office is located at 300 St. Louis Street, Edwardsville, Illinois 62025, and our telephone number is (618) 656-6200.

       FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE

       First Federal is a federally chartered savings and loan association headquartered in Edwardsville, Illinois. First Federal was originally founded in 1921 as a state-chartered mutual savings and loan association. First Federal converted to a federal mutual savings and loan association in 1959. We conduct our business from one full-service banking office. The telephone number at our office is (618) 656-6200.

       At December 31, 2003, we had total assets of $121.0 million, total deposits of $98.0 million and retained earnings of $18.7 million. Our net income for the year ended December 31, 2003 was $1.6 million. Our principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. We also originate construction loans, loans secured by non-residential real estate and multi-family real estate, as well as consumer loans. First Federal offers a variety of deposit accounts, including passbook savings and certificates of deposit, and we emphasize personal and efficient service for our customers.

BUSINESS STRATEGY

       Our business strategy is to grow and improve our profitability by:

       o Emphasizing one- to four-family residential real estate lending, while continuing to originate multi-family and non-residential real estate loans;

       o      Increasing our assets;

       o Utilizing the capital raised in the offering to help manage our interest rate risk;

       o      Offering new products and services to our customers; and

       o      Maintaining high asset quality.

       A full description of our products and services begins on page 41 of this prospectus.

THE STOCK OFFERING

       Federal regulations require that First Federal Financial Services, MHC own a majority of our outstanding shares of common stock; and accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our Board of Directors has decided to sell 45% of our outstanding shares of common stock in the stock offering, and the remaining 55% will be held by First Federal Financial Services, MHC.

         The following chart shows our structure following the offering:

       -------------------------------------     --------------------------
         First Federal Financial Services,          Public Stockholders
                        MHC
       ------------------ ------------------     ------------- ------------

                           55% of                               45% of
                           common                               common
                           stock                                stock
       --------------------------------------------------------------------
                     First Federal Financial Services, Inc.
       ---------------------------------------------- ---------------------

                                                       100% of common
                                                       stock
       ---------------------------------------------- ---------------------
            First Federal Savings & Loan Association of Edwardsville
       --------------------------------------------------------------------

       First Federal Financial Services, MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its 55% of the common stock of First Federal Financial Services, Inc. However, in the future, First Federal Financial Services, MHC has the option of issuing additional shares of our common stock and remaining a mutual holding company (so long as it continues to hold a majority of our common stock) or converting to a full stock company.

REASONS FOR THE STOCK OFFERING

       The primary reasons for our decision to conduct the offering are to (1) offer our depositors, employees, management and directors an equity ownership interest in First Federal and thereby obtain an economic interest in its future success, and (2) increase our capital to support future growth and profitability.

       The capital raised in the offering is expected to:

       o increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

       o      support the introduction of new financial products and services;

       o increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

       o      allow us to grow and enhance our profitability; and

       o improve our ability to manage capital including paying cash dividends and repurchasing shares of our common stock.

The offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.


TERMS OF THE OFFERING


       We are offering between 1,629,450 and 2,204,550 shares of common stock of First Federal Financial Services, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The offering price of the shares of common stock is $10.00 per share

       The maximum number of shares that we sell in the offering may increase by up to 15%, to 2,535,233 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of First Federal Financial Services, Inc. decreases below $36,210,000 or increases above $56,338,500, you will not have the opportunity to change or cancel your stock order.


       Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

       We are offering the shares of common stock of First Federal Financial Services, Inc. in a "subscription offering" in the following descending order of priority:

       (1) Depositors who had accounts at First Federal with aggregate balances of at least $50 on September 30, 2002;

       (2) The tax-qualified employee benefit plans of First Federal (including our employee stock ownership plan); and

       (3) Depositors who had accounts at First Federal with aggregate balances of at least $50 on March 31, 2004.

       If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Madison County,

Illinois will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. and would commence as soon as practicable after the termination of the subscription offering and would be open to the general public beyond the local community. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

       To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2002. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

LIMITS ON THE AMOUNT OF SHARES OF COMMON STOCK YOU MAY PURCHASE

       The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $150,000 (15,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $250,000 (25,000 shares):

       o your spouse, or relatives of you or your spouse living in your house;

       o companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

       o a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

       o other persons who may be acting together with you (including, but not limited to, persons who file jointly a Form 13-G or Form 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

       A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Stock Offering--Limitations on Purchase of Shares" beginning on page 88.

       Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering without regard to these purchase limitations. Therefore, our tax-qualified benefit plans, including our employee stock ownership plan, may purchase up to 162,945 and 220,455 shares of common stock, respectively, at the minimum and maximum of the offering range.


HOW WE DETERMINED TO OFFER BETWEEN 1,629,450 SHARES AND 2,204,550 SHARES AND THE $10.00 PRICE PER SHARE

       We decided to offer between 1,629,450 shares and 2,204,550 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., a firm experienced in appraisals of financial institutions. Keller & Company, Inc. is of the opinion that as of April 23, 2004, the estimated pro forma value of the common stock of First Federal Financial Services, Inc. on a fully converted basis was between $36,210,000 and $48,990,000, with a midpoint of $42,600,000.


       In preparing its appraisal, Keller & Company, Inc. considered the information contained in this prospectus, including our consolidated financial statements. Keller & Company, Inc. also considered the following factors, among others:

       o the present and projected operating results and financial condition of First Federal Financial Services, Inc. and First Federal and the economic and demographic conditions in First Federal's existing marketing area;

       o certain historical, financial and other information relating to First Federal;

       o a comparative evaluation of the operating and financial statistics of First Federal with those of other similarly situated publicly traded savings banks and mutual holding companies;

       o      the aggregate size of the common stock offering;

       o the impact of the stock offering on First Federal Financial Services, Inc.'s consolidated net worth and earnings potential; and

       o the trading market for securities of comparable institutions and general conditions in the market for such securities.

       In reviewing the appraisal, our Board of Directors considered the methodologies and the appropriateness of the assumptions used by Keller & Company, Inc., and our Board of Directors believes that these assumptions were reasonable.

       The Board of Directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of our common stock should be offered for sale in the offering, and 55% should be held by First Federal Financial Services, MHC. Based on the estimated valuation range and the purchase price, the number of shares of our common stock that will be outstanding upon completion of the stock offering will range from 3,621,000 to 4,899,000 (subject to adjustment to 5,633,850), and the number of shares of our common stock that will be sold in the stock offering will range from 1,629,450 shares to 2,204,550 shares (subject to adjustment to 2,535,233), with a midpoint of 1,917,000 shares. The number of shares that First Federal Financial Services, MHC will own after the offering will range from 1,991,550 to 2,694,450 (subject to adjustment to 3,098,617). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our condition or market conditions generally, or to fill the order of the employee stock ownership plan.

       The appraisal will be updated before we complete the stock offering. If the pro forma market value of the common stock (including the shares retained by the mutual holding company) at that time is either below $36.21 million or above $56.34 million, then we, after consulting with the Office of Thrift Supervision, may terminate the stock offering and return all funds promptly; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.


       Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. According to Keller & Company, Inc., while it and other appraisers (as well as investors) use both ratios to evaluate an issuer's stock, the price-to-book-value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early- to mid-1990s and, more recently, due to decreasing interest rates. Keller & Company, Inc. considered these ratios, among other factors, in preparing its appraisal. The following table presents the ratio of the offering price to our pro forma book value and earnings per share for the periods indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.


                                                   AT AND FOR THE YEAR ENDED DECEMBER 31, 2003
                                        -----------------------------------------------------------------
                                           1,629,450        1,917,000        2,204,550       2,535,233
                                          SHARES SOLD      SHARES SOLD      SHARES SOLD      SHARES SOLD
                                           AT $10.00        AT $10.00        AT $10.00        AT $10.00
                                           PER SHARE        PER SHARE        PER SHARE        PER SHARE
                                        ---------------  ---------------  ---------------  --------------
Pro forma price-to-book-value ratio...       110.13%          120.19%          128.70%          137.55%

Pro forma price-to-earnings ratio.....        21.74x           25.64x           29.41x           34.48x

       As stated, we will sell 45% of our common stock to the public in this offering. However, it may be helpful to investors, when comparing our pro forma price to earnings and pro forma price to book ratios to our peer group, to make these comparisons based upon the hypothetical case where we would sell 100% of our stock to the public, which is called "fully converted." The following table, therefore, presents a summary of selected pricing ratios for the peer group companies and for us, with the ratios adjusted to reflect this hypothetical case of being fully converted. In this hypothetical case, at the maximum of the offering range, compared to the average fully converted pricing ratios of our peer group, our pro forma fully converted pricing ratios indicated a premium of 89.59% on a price-to-core earnings basis, which makes our stock more expensive than the peer group on this basis, and a discount of 42.64% on a price-to-book basis, making our stock less expensive than the peer group on this basis. At the minimum and maximum of the valuation range a share of common stock is priced at 20.39 times and 26.70 times our earnings. This is a significantly higher multiple than the peer group companies which, as of April 23, 2004, traded on average at 13.61times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 68.58% and 75.38% of our pro forma book value, respectively. This represents a discount to the average trading price to book value of peer group companies, which as of April 23, 2004 averaged 131.41%.

                                                     FULLY CONVERTED         FULLY CONVERTED
                                                   EQUIVALENT PRO FORMA    EQUIVALENT PRO FORMA
                                                         PRICE TO              PRICE TO BOOK
                                                     EARNINGS MULTIPLE          VALUE RATIO
                                                     -----------------          -----------
FIRST FEDERAL FINANCIAL SERVICES, INC.
Maximum                                                    26.70x                  75.38%
Minimum                                                    20.39                   68.58

VALUATION OF PEER GROUP COMPANIES
AS OF APRIL 23, 2004
Averages                                                   13.61x                 131.41%
Medians                                                    12.58                  133.31

       THE INDEPENDENT APPRAISAL DOES NOT INDICATE STOCK MARKET VALUE. DO NOT ASSUME OR EXPECT THAT FIRST FEDERAL FINANCIAL SERVICES, INC.'S VALUATION AS INDICATED ABOVE MEANS THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE AFTER THE STOCK OFFERING.

AFTER-MARKET PERFORMANCE INFORMATION PROVIDED BY INDEPENDENT APPRAISER

       The following information was provided to our Board of Directors by Keller & Company, Inc. as part of the appraisal. The table presents information for all "first step" mutual holding company offerings completed between October 3, 2003 and May 5, 2004. The information shows the average and median after-market performance of the trading price of the stock at certain points after the completion of the offerings.

                    "FIRST STEP" MHC OFFERINGS WITH COMPLETED
                CLOSING DATES OCTOBER 3, 2003 THROUGH MAY 5, 2004


                                         AVERAGE
                        ----------------------------------------

                         APPRECIATION FROM INITIAL TRADING DATE
                        ----------------------------------------

    # OF TRANSACTIONS        1 DAY       1 WEEK        1 MONTH
   -------------------  ------------  -------------  -----------
          8 (1)              36.2%        38.5%          48.8%

------------------
(1) None of the transactions contained in the table involved issuers that are part of the "peer group" of 10 publicly traded savings institutions included by Keller & Company, Inc. in its appraisal.

       Keller & Company, Inc. advised our Board of Directors that the appraisal was prepared based on guidelines provided by the OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization." That methodology requires a valuation based on an analysis of the financial condition and performance of selected publicly-traded savings institutions whose stocks have traded for at least one year prior to the valuation date compared to our financial condition and performance. Keller & Company, Inc. also gave consideration to the market conditions for securities in general and for publicly-traded savings institution stocks in particular, but such conditions were not relied upon as a primary valuation methodology. Keller & Company also reviewed the aftermarket trading experience of recent transactions, but those factors were not relied upon as part of the valuation methodology. Considering that the recent offerings were completed in a variety of different market conditions and in different geographic areas, our Board of Directors did not consider the recent offering data particularly relevant to our appraisal.

       The table above is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "RISK FACTORS" GENERALLY, BEGINNING ON PAGE 16.

       THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME MUTUAL HOLDING COMPANY OFFERINGS. Although the stock prices for the companies in the above table have, on average, increased during the periods presented, data represented in the table may not be meaningful to investors for several reason, including:


       o the data were calculated using a small sample the transactions from which the data are derived occurred primarily during a low market interest rate environment, during which time the market for financial institution stocks typically increases if interest rates rise, our net interest income and the value of our assets could be reduced, which could negatively affect our stock price. See "Risk Factors--There Can Be No Assurance That The Future Price Of Our Common Stock Will Be Higher Than The $10 Offering Price" on page 16 and "--Future Changes In Interest Rates May Reduce Our Profits" on page 18.

       o stock prices will be affected by general market conditions, the interest rate environment, merger or takeover transactions, speculative market pressures and other unforeseeable events. SEE "RISK FACTORS--THERE WILL BE A LIMITED TRADING MARKET IN OUR COMMON STOCK, WHICH WILL HINDER YOUR ABILITY TO SELL OUR COMMON STOCK AND MAY LOWER THE MARKET PRICE OF THE STOCK" ON PAGE 17.

       Finally, a particular company's stock price is subject to various factors, including the amount of proceeds a company raises and the quality of management and management's ability to deploy the proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). SEE "RISK FACTORS--WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD REDUCE OUR PROFITS" ON PAGE 20.


HOW YOU MAY PAY FOR YOUR SHARES

       In the subscription offering and the community offering you may pay for your shares only by:

       (1)    personal check, bank check or money order; or

       (2) authorizing us to withdraw money from your deposit account(s) maintained with First Federal.

       If you wish to use your First Federal individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than First Federal. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that First Federal is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

       You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. We will pay interest at First Federal's passbook rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at First Federal for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with First Federal must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

       For a further discussion regarding the stock ordering procedures see "The Stock Offering--Prospectus Delivery and Procedure for Purchasing Shares" on page 95.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

       If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

DEADLINE FOR ORDERS OF COMMON STOCK

       If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Illinois time, on June 14, 2004, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our office. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond August 11, 2004.

TERMINATION OF THE OFFERING

       The subscription offering will terminate at 12:00 noon, Illinois time, on June 14, 2004. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until August 11, 2004, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond August 11, 2004, we will be required to resolicit subscriptions before proceeding with the offering.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES


       If we do not receive orders for at least 1,629,450 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the August 11, 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

OUR POLICY REGARDING DIVIDENDS

       Our Board of Directors currently intends to pay quarterly cash dividends of between $0.05 and $0.07 per share, which is an annual rate of between 2.0% and 2.8%, based on the $10.00 per share offering price. However, we have not yet determined the exact amount and timing of any dividends. The payment of dividends will depend upon a number of factors, including the following:

       o      capital requirements,

       o First Federal Financial Services, Inc. and First Federal's financial condition and results of operations,

       o      tax considerations,

       o      statutory and regulatory limitations, and

       o      general economic conditions.

       Although we intend to do so, we do not guaranty that we will in fact pay dividends or that if we do pay a dividend that it will not be lower than the amount stated above.

MARKET FOR THE COMMON STOCK

       We anticipate that the common stock sold in the offering will be traded and quoted on the Nasdaq "Small Cap" Stock Market under the symbol "FFFS." Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING


       Assuming we sell 2,204,550 shares of common stock in the offering, and we have net proceeds of $21,308,150, we intend to distribute the net proceeds as follows:

       o $10.65 million (50% of the net proceeds) will be contributed to First Federal;

       o $1,108,024 (5.2% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of 5% of the shares of common stock sold in the offering; and

       o $9.55 million (44.8% of the net proceeds) will be retained by First Federal Financial Services, Inc.


       We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. First Federal may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering" on page 28. Neither First Federal nor First Federal Financial Services, Inc. is considering any specific acquisition transaction at this time.

ONCE SUBMITTED, YOUR PURCHASE ORDER MAY NOT BE REVOKED UNLESS THE OFFERING IS TERMINATED OR EXTENDED BEYOND AUGUST 11, 2004.

       Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the offering on May __, 2004; however, because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the offering. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond August 11, 2004.

OUR OFFICERS, DIRECTORS AND EMPLOYEES WILL RECEIVE ADDITIONAL COMPENSATION AND BENEFIT PROGRAMS AFTER THE OFFERING


       We intend to establish an employee stock ownership plan, and we may implement a stock option plan and a recognition and retention plan. The employee stock ownership plan will award shares of our common stock to eligible employees based on their compensation. The Board of Directors of First Federal Financial Services, Inc. will, at the completion of the offering, ratify the action to make the employee stock ownership plan loan and to issue the common stock to the employee stock ownership plan. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering; however, our employee stock ownership plan is expected to purchase 5% of the shares sold in the offering (or such greater number of shares, up to 8% of the shares sold in the offering, if needed, so that we sell at least 1,629,450 shares, the minimum of the offering range). Moreover, in addition to the employee stock ownership plan, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than First Federal Financial Services, MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the offering and would require the approval of our stockholders. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively of the shares sold in the offering, if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to such other limitations imposed by Office of Thrift Supervision regulations. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the offering, such plan would be permitted to grant or award a greater number of options and shares of common stock, subject to stockholder approval and the overall limitations provided for in the stock issuance plan.

       The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board, ("FASB"), has suggested that in 2004 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB's final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income" on page 19 and "Management--Future Stock Benefit Plans" on page 84.

       The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 10% of the shares sold in the offering and a recognition and retention plan awarding shares of common stock equal to 4% of the shares sold in the offering (the maximum amount of shares if such plans are adopted within one year from the date of completion of the offering):


                                                                                      VALUE OF BENEFITS
                                       INDIVIDUALS ELIGIBLE TO          % OF         BASED ON MAXIMUM OF
              PLAN                         RECEIVE AWARDS            SHARES SOLD       OFFERING RANGE
----------------------------------  ------------------------------  -------------  -----------------------
Employee stock ownership plan       All employees                         5%           $    1,102,275

Recognition and retention plan      Directors, officers and               4%(1)        $      881,820
                                    employees

Stock option plan                   Directors, officers and              10%(1)        $    2,204,550(2)
                                    employees

-------------------------
(1) The stock option plan and recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the stock offering.
(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.

       First Federal intends to enter into an employment agreement with Larry W. Mosby, our President and Chief Executive Officer. See "Management--Benefit Plans--Employment Agreement" on page 82 for a discussion of the employment agreement.

RESTRICTIONS ON THE ACQUISITION OF FIRST FEDERAL FINANCIAL SERVICES, INC. AND FIRST FEDERAL

       Federal regulation, as well as provisions contained in the charter and bylaws of First Federal, restrict the ability of any person, firm or entity to acquire First Federal Financial Services, Inc., First Federal, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of First Federal Financial Services, Inc. or First Federal. Because a majority of the shares of outstanding common stock of First Federal Financial Services, Inc. must be owned by First Federal Financial Services, MHC, any acquisition of First Federal Financial Services, Inc. must be approved by First Federal Financial Services, MHC, and First Federal Financial Services, MHC would not be required to pursue or approve a sale of First Federal Financial Services, Inc. even if such sale were favored by a majority of First Federal Financial Services, Inc.'s public stockholders.

POSSIBLE CONVERSION OF FIRST FEDERAL FINANCIAL SERVICES, MHC TO STOCK FORM

       In the future, First Federal Financial Services, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of First Federal Financial Services, MHC would have subscription rights to purchase common stock of First Federal Financial Services, Inc. or its successor, and the public stockholders of First Federal Financial Services, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted First Federal Financial Services, MHC. This percentage may be adjusted to reflect any assets owned by First Federal Financial Services, MHC. First Federal Financial Services, Inc.'s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The Board of Directors has no current plan to undertake a second-step conversion transaction.

PROPOSED STOCK PURCHASES BY MANAGEMENT


       First Federal Financial Service, Inc.'s directors and executive officers and their associates are expected to purchase approximately 151,000 shares of common stock in the offering, which represents 9.2%, 7.9%, 6.8% and 6.0% of the shares sold to the public and 4.2%, 3.5%, 3.1% and 2.7% of the total shares to be outstanding after the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.


HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE OFFERING


       If you have any questions regarding the offering, please call the Stock Offering Center at (618) _____-_________, Monday through Thursday between 9:00 a.m. and 4:00 p.m., Illinois time, or between 9:00 a.m. and 12:00 noon on Friday.

                                  RISK FACTORS

--------------------------------------------------------------------------------
   YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN
                        INVESTMENT IN THE COMMON STOCK.
--------------------------------------------------------------------------------

STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

       Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, recently our competition has been offering loans with lower fixed rates on more attractive terms than those offered by First Federal. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see "Business of First Federal Savings & Loan Association of Edwardsville--Competition" on page 51.

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

       We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. In addition, current Office of Thrift Supervision regulations permit mutual holding companies to be acquired by a mutual institution. The possibility of such a transaction has resulted in a degree of takeover speculation which is reflected in the per share price of mutual holding companies' common stock. The Office of Thrift Supervision has issued a policy statement indicating that it views so-called "remutualization" transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members. Under certain circumstances the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

THERE WILL BE A LIMITED TRADING MARKET IN OUR COMMON STOCK, WHICH WILL HINDER YOUR ABILITY TO SELL OUR COMMON STOCK AND MAY LOWER THE MARKET PRICE OF THE STOCK.

       First Federal Financial Services, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will trade on the Nasdaq "Small Cap" Market. It is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock" on page 30.

IF ECONOMIC CONDITIONS DETERIORATE, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED AS BORROWERS' ABILITY TO REPAY LOANS DECLINES AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECREASES.

       Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. In addition, since 16.0% of our one- to four-family loans are secured by properties used as rental properties, any decline in the Madison County economy may adversely affect the ability of renters to make timely payments on their leases. At December 31, 2003, loans secured by real estate represented 99.3% of our total loans, substantially all of which are secured by properties located in Madison County. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. In 2002, the unemployment rate in Madison County, Illinois was 6.0%, which was higher than the national average.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

       We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

       In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

FUTURE CHANGES IN INTEREST RATES MAY REDUCE OUR PROFITS.

       Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

       o the interest income we earn on our interest-earning assets, such as loans and securities; and

       o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

       The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Market Risk" on page 40.

       In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

       At December 31, 2003, our "rate shock" analysis from the OTS indicates that our net portfolio value would decrease by $5.7 million if there was an instantaneous 200 basis point increase in market interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Market Risk" on page 40.

OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER FINANCIAL INSTITUTIONS. THIS COULD NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

       Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and our recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the year ended December 31, 2003, our return on average equity was 8.91%. This compares to a return on average equity of 16.31% for all publicly traded savings institutions. Following the offering we expect our consolidated equity to increase from $18,719,000 to between $32,883,000 at the minimum and $40,996,000 at the adjusted maximum of the offering range.


OUR STOCK BENEFIT PLANS WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR INCOME.


       We anticipate that our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering with funds borrowed from First Federal Financial Services, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $814,725 at the minimum of the offering range and $1,276,616 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.


       We also intend to adopt a recognition and retention plan and a stock option plan after the offering. Under Office of Thrift Supervision regulations, we are authorized to grant awards under one or more stock benefit plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than First Federal Financial Services, MHC. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively, of the shares sold in the offering, if such plans are adopted within one year from the date of completion of the offering. However, these limits would not apply to plans adopted after one year from the date of the completion of the offering, and larger grants would increase our costs further. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the offering, and if they are adopted within 12 months after the offering, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares used to (i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

       We intend to adopt a stock option plan and recognition and retention plan following the offering. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by First Federal Financial Services, MHC) totaling 5.1% in the event newly issued shares are used to fund stock options under the stock option plan and awards made under the recognition and retention plan in an amount equal to 10% and 4%, respectively, of the shares issued in the offering.

RELIANCE ON CHIEF EXECUTIVE OFFICER.

       Not unlike many small institutions, First Federal relies substantially on its President and Chief Executive Officer, Larry Mosby. In the event Mr. Mosby reduces his involvement in First Federal's operations, which is not currently contemplated, First Federal's operations could be adversely affected.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD REDUCE OUR PROFITS.

       First Federal Financial Services, Inc. intends to retain 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to First Federal. First Federal Financial Services, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. First Federal may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

PERSONS WHO PURCHASE STOCK IN THE OFFERING WILL OWN A MINORITY OF FIRST FEDERAL FINANCIAL SERVICES, INC.'S COMMON STOCK AND WILL NOT BE ABLE TO EXERCISE VOTING CONTROL OVER MOST MATTERS PUT TO A VOTE OF STOCKHOLDERS.

       Public stockholders will own a minority of the outstanding shares of First Federal Financial Services, Inc. common stock. As a result, stockholders other than First Federal Financial Services, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. First Federal Financial Services, MHC will own a majority of First Federal Financial Services, Inc.'s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage First Federal Financial Services, Inc. and First Federal also manage First Federal Financial Services, MHC. The only matters as to which stockholders other than First Federal Financial Services, MHC will be able to exercise voting control include any proposal to implement a recognition and retention stock plan or stock option plan within one year of the offering. In addition, First Federal Financial Services, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND WE MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

       We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

OUR STOCK VALUE MAY BE NEGATIVELY AFFECTED BY FEDERAL REGULATIONS RESTRICTING TAKEOVERS AND OUR MUTUAL HOLDING COMPANY STRUCTURE.

       FEDERAL REGULATIONS RESTRICTING TAKEOVERS. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current OTS policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See "Restrictions on the Acquisition of First Federal Financial Services, Inc. and First Federal" on page 99 for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

       MUTUAL HOLDING COMPANY STRUCTURE MAY IMPEDE TAKEOVERS. First Federal Financial Services MHC, as the majority stockholder of First Federal Financial Services, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire First Federal Financial Services, Inc. Accordingly, First Federal Financial Services, MHC may prevent the sale of control or merger of First Federal Financial Services, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of First Federal Financial Services, Inc.

                        SELECTED FINANCIAL AND OTHER DATA

       The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of First Federal Financial Services, Inc. The information at December 31, 2003 and 2002, and for the years then ended is derived from the audited financial statements of First Federal Financial Services, Inc. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

                                                                     AT DECEMBER 31,
                                                               --------------------------
                                                                  2003            2002
                                                               -----------    -----------
                                                                      (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets...............................................    $   120,971    $   113,649
Loans, net.................................................        101,145         91,695
Securities available for sale..............................          9,856         10,837
Securities held to maturity................................            669            100
Federal Home Loan Bank Stock...............................          5,402          4,884
Deposits...................................................         97,931         96,063
Borrowings.................................................          4,000             --
Equity.....................................................         18,719         17,192


                                                                 YEARS ENDED DECEMBER 31,
                                                               --------------------------
                                                                   2003          2002
                                                               -----------    -----------
                                                                      (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income...............................    $     7,007          7,390
Interest expense...........................................          2,812          3,535
                                                               -----------    -----------
   Net interest income.....................................          4,195          3,855
Provision for loan losses..................................             30             --
                                                               -----------    -----------
   Net interest income after provision for loan losses.....          4,165          3,855
Non-interest income........................................            (29)            11
Non-interest expense ......................................          1,528          1,433
                                                               -----------    -----------
Income before income tax expense...........................          2,608          2,433
Income tax expense.........................................            995            756
                                                               -----------    -----------
   Net income..............................................    $     1,613    $     1,677
                                                               ===========    ===========

                                                                            AT OR FOR THE YEARS ENDED
                                                                                  DECEMBER 31,
                                                                           ---------------------------
                                                                               2003           2002
                                                                           ------------   ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)..........        1.37%           1.53%
Return on equity (ratio of net income to average equity)................        8.91           10.33
Average interest rate spread (1)........................................        3.20            3.02

Net interest margin (2).................................................        3.62            3.56

Efficiency ratio (3)....................................................       36.68           37.07
Non-interest expense to average total assets............................        1.30            1.30
Average interest-earning assets to average interest-bearing liabilities.      117.21          116.58

ASSET QUALITY RATIOS:
Non-performing assets to total assets...................................        0.12%           0.10%
Non-performing loans to total loans.....................................        0.13            0.13
Net charge-offs (recoveries) to average loans outstanding...............         --              --
Allowance for loan losses to non-performing loans.......................      306.43          335.29
Allowance for loan losses to total loans................................        0.41            0.42

CAPITAL RATIOS:
Equity to total assets at end of period.................................       15.47%          15.13%
Average equity to average assets........................................       15.37           14.77
Tangible capital........................................................       15.46           15.01
Tier 1 (core) capital...................................................       15.46           15.01
Tier 1 risk-based ratio (4).............................................       29.82           29.90

OTHER DATA:
Number of full service offices..........................................        1               1

-------------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) Tier 1 risk based ratio represents Tier 1 Capital of First Federal divided by its risk-weighted assets as defined in federal regulations on required capital.

                               RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of First Federal Financial Services, Inc. for the periods and at the dates indicated. The information at December 31, 2003 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Federal Financial Services, Inc. beginning at page F-2 of this prospectus. The information at March 31, 2004 and 2003 and for the three months then ended is unaudited and has been derived in part from unaudited consolidated financial statements of First Federal Financial Services, Inc. that, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The selected operating data presented below for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

                                                                             AT MARCH 31,    AT DECEMBER
                                                                                 2004         31, 2003
                                                                            ------------    ------------
                                                                                    (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets............................................................    $    123,173    $    120,971
Loans, net..............................................................         103,712         101,145
Securities available for sale...........................................           7,723           9,856
Securities held to maturity.............................................             624             669
Federal Home Loan Bank Stock............................................           5,501           5,402
Deposits................................................................         101,382          97,931
Borrowings..............................................................           2,000           4,000
Equity..................................................................          19,243          18,719

                                                                            THREE MONTHS ENDED MARCH 31,
                                                                            ----------------------------
                                                                                 2004            2003
                                                                            ------------    ------------
                                                                                    (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income............................................    $      1,729    $      1,686
Interest expense........................................................             642             764
                                                                            ------------    ------------
   Net interest income..................................................           1,087             922
Provision for loan losses...............................................              --              --
                                                                            ------------    ------------
   Net interest income after provision for loan losses..................           1,087             922
Non-interest income.....................................................              37              58
Non-interest expense ...................................................             346             276
                                                                            ------------    ------------
Income before income tax expense........................................             778             704
Income tax expense......................................................             297             255
                                                                            ------------    ------------
   Net income...........................................................    $        481    $        449
                                                                            ============    ============

                                                                               AT OF FOR THE THREE MONTHS
                                                                                     ENDED MARCH 31,
                                                                              -----------------------------
                                                                                  2004             2003
                                                                              -------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)(1).......            1.57%           1.59%
Return on equity (ratio of net income to average equity)(1).............           10.20           10.48
Average interest rate spread(1)(2)......................................            3.25            2.86
Net interest margin(1)(3)...............................................            3.61            3.32
Efficiency ratio(4).....................................................           30.78           28.16
Non-interest expense to average total assets(1).........................            1.13            0.98
Average interest-earning assets to average interest-bearing liabilities.          116.99          116.75

ASSET QUALITY RATIOS:
Non-performing assets to total assets...................................            0.07%           0.10%
Non-performing loans to total loans.....................................            0.09            0.12
Net charge-offs (recoveries) to average loans outstanding...............            0.00            0.00
Allowance for loan losses to non-performing loans.......................          471.43          346.96
Allowance for loan losses to total loans................................            0.41            0.44

CAPITAL RATIOS:
Equity to total assets at end of period.................................           15.62%          15.30%
Average equity to average assets........................................           15.44           15.19
Tangible capital........................................................           15.57           15.22
Tier 1 (core) capital...................................................           15.57           15.22
Tier 1 risk-based ratio(5)..............................................           29.92           30.62

OTHER DATA:
Number of full service offices..........................................            1                1

(1)    Ratios are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) Tier 1 risk based ratio represents Tier 1 Capital of First Federal divided by its risk-weighted assets as defined in federal regulations on required capital.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2004 AND DECEMBER 31, 2003

Our total assets increased by $2.2 million, or 1.8%, to $123.2 million at March 31, 2004, from $121.0 million at December 31, 2003. The increase in total assets resulted from increases in loans receivable and Federal Home Loan Bank stock partially offset by decreases in securities available for sale, which decreased by $2.1 million, or 21.6%, and securities held to maturity, which decreased by $45,000, or 7.2%. The increase in loans receivable of $2.6 million, or 2.5%, to $103.7 million at March 31, 2004, reflected continued strong demand for one- to four-family mortgage loans in our market area and the continued low interest rate environment, as well as moderating refinancing activity. This growth in loans was funded primarily by an increase in our deposits and proceeds from the sale and maturity of securities.

Total deposits increased $3.5 million, or 3.5%, to $101.4 million at March 31, 2004, from $97.9 million at December 31, 2003. The increase in deposits resulted from a $635,000, or 13.8%, increase in passbook accounts, a $2.6 million, or 11.4%, increase in money market accounts, and a $217,000, or 0.30%, increase in certificates of deposits. Advances from the Federal Home Loan Bank decreased to $2.0 million at March 31, 2004 from $4.0 million at December 31, 2003, as the increase in deposits provided sufficient liquidity to pay down the advances.

Equity increased by $524,000, or 2.8%, to $19.2 million at March 31, 2004, from $18.7 million at December 31, 2003, reflecting net income of $481,000 and an increase of $43,000 in accumulated other comprehensive income.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND
2003


       GENERAL. Net income increased $32,000, or 7.1%, to $481,000 for the three months ended March 31, 2004 from $449,000 for the three months ended March 31, 2003. The increase in net income reflected an increase in net interest income, partially offset by a slight decrease in noninterest income and an increase in noninterest expense.

       INTEREST INCOME. Interest income increased by $43,000, or 2.6%, to $1.73 million for the three months ended March 31, 2004 from $1.69 million for the three months ended March 31, 2003. The increase in interest income resulted primarily from an increase of $49,000 in dividend income from Federal Home Loan Bank stock, due to an increase of $246,000, or 4.7%, in the average balance of Federal Home Loan Bank stock and an increase of 340 basis points, to 7.38%, in the average yield on such stock.


Interest income from loans receivable increased $6,000, or 0.4%, to $1.5 million for the three months ended March 31, 2004, reflecting an $11.0 million, or 12.0%, increase in the average balance of loans receivable, partially offset by a decrease in the average yield to 5.94% from 6.70%. The increase in the average balance of loans receivable reflected increased loan originations due to the continued low market interest rate environment and higher demand for one- to four-family mortgage loans in our market area. Interest income from securities available for sale decreased $10,000, or 9.3%, to $98,000 for the three months ended March 31, 2004, as a decrease in the average balance of such securities of $2.2 million, or 19.3%, more than offset an increase in the average yield on such securities to 4.34% from 3.91%.


       INTEREST EXPENSE. Interest expense decreased $122,000, or 16.0%, to $642,000 for the three months ended March 31, 2004 from $764,000 for the same period in 2003. The decrease in interest expense resulted from a decrease in the average cost of interest bearing liabilities to 2.50% from 3.22%, reflecting lower market interest rates during the three months ended March 31, 2004 as compared to the same period last year, which was partially offset by a $6.8 million, or 7.0%, increase in the average balance of interest bearing liabilities to $103.4 million for the three months ended March 31, 2004, from $96.6 million for the three months ended March 31, 2003. Interest expense on certificates of deposit decreased $139,000, or 21.3%, due to a decrease of $485,000, or 0.7%, in the average balance of such deposits, as well as a decrease in the average cost of such deposits to 2.92% for the three months ended March 31, 2004 from 3.73% for the three months ended March 31, 2003.

       NET INTEREST INCOME. Net interest income increased $165,000, or 17.9%, to $1.1 million for the three months ended March 31, 2004 from $922,000 for the three months ended March 31, 2003, primarily due to an improvement in our net interest rate spread to 3.25% from 2.86%, as our interest-bearing liabilities repriced more rapidly than our interest-earning assets in the declining interest rate environment. Our net interest margin also increased to 3.61% for the three months ended March 31, 2004 from 3.32% for the same period in 2003.

       PROVISION FOR LOAN LOSSES. Management made no provision for loan losses for the three months ended March 31, 2004 or for the three months ended March 31, 2003. During each period, there was no material increase in nonperforming loans, and management believed that the existing allowance for loan losses was at a level necessary to absorb known and inherent losses in the portfolio despite slight increases in the loan portfolio. The allowance for loan losses was 0.41% of loans outstanding at March 31, 2004 as compared to 0.44% of loans outstanding at March 31, 2003 due primarily to the increase in loans receivable.

       NONINTEREST INCOME. Noninterest income decreased to $37,000 for the three months ended March 31, 2004 from $58,000 for the three months ended March 31, 2003. The higher noninterest income for the three months ended March 31, 2003 reflected a $46,000 gain on the sale of securities in that quarter compared to no such gain for the three months ended March 31, 2004.

       NONINTEREST EXPENSE. Noninterest expense increased $70,000, or 25.4%, to $346,000 for the three months ended March 31, 2004 from $276,000 for the three months ended March 31, 2003. Compensation and employee benefits increased $38,000, or 22.1%, reflecting annual salary increases and higher benefits costs. Occupancy expense decreased $3,000, or 11.3%, due to lower depreciation on premises and equipment. Our other noninterest expense increased $35,000, or 43.8%, due primarily to an increase of $12,000 in audit and accounting expense, an increase of $10,000 in officer, employee and director out-of-pocket expenses, and an increase of $6,000 in data processing expense.

       INCOME TAX EXPENSE. The provision for income taxes increased to $297,000 for the three months ended March 31, 2004 from $255,000 for the three months ended March 31, 2003, due primarily to our higher level of income before taxes of $778,000 for the three months ended March 31, 2004 compared to $704,000 for the same period in 2003. The effective tax rates for the three months ended March 31, 2004 and 2003 were 38.2% and 36.2%, respectively.



                           FORWARD LOOKING STATEMENTS

       This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

       o      statements of our goals, intentions and expectations;

       o statements regarding our business plans and prospects and growth and operating strategies;

       o statements regarding the asset quality of our loan and investment portfolios; and

       o      estimates of our risks and future costs and benefits.

       These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

       o significantly increased competition among depository and other financial institutions;

       o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

       o general economic conditions, either nationally or in our market areas, that are worse than expected;

       o      adverse changes in the securities markets;

       o legislative or regulatory changes that adversely affect our business;

       o our ability to enter new markets successfully and take advantage of growth opportunities;

       o      changes in consumer spending, borrowing and savings habits;

       o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

       o      changes in our organization, compensation and benefit plans.

       Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 16.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


       Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $15.6 million and $21.3 million, or $24.6 million if the offering is increased by 15%.


       First Federal Financial Services, Inc. intends to distribute the net proceeds from the offering as follows:



                                             MINIMUM              MIDPOINT              MAXIMUM            ADJUSTED MAXIMUM
                                     ---------------------  --------------------- --------------------- ----------------------
                                                  PERCENT                PERCENT              PERCENT                PERCENT
                                                  OF NET                 OF NET               OF NET                 OF NET
                                       AMOUNT     PROCEEDS    AMOUNT    PROCEEDS   AMOUNT     PROCEEDS    AMOUNT     PROCEEDS
                                     ----------  ---------  ---------  ---------- ---------  ---------- ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Offering proceeds...................  $ 16,295              $ 19,170              $ 22,046               $ 25,352
Less: offering expenses.............       664                   698                   737                    793
                                      --------              --------              --------               --------
Net offering proceeds...............    15,631      100.0%    18,472     100.0%     21,309      100.0%     24,559      100.0%
                                      --------              --------              --------               --------
Less:
   Proceeds contributed to First
    Federal.........................     7,816       50.0%     9,236      50.0%     10,654       50.0%     12,279       50.0%
                                      --------              --------              --------               --------
   Proceeds used for loan to
    employee stock ownership plan...       813        5.2%       961       5.2%      1,108        5.2%      1,277        5.2%
                                      --------              --------              --------               --------
Proceeds retained by First Federal
 Financial Services, Inc............  $  7,002       44.8%  $  8,275      44.8%   $  9,547       44.8%   $ 11,003       44.8%
                                      ========              ========              ========               ========


       The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of First Federal's deposits. In all instances, First Federal will receive at least 50% of the net proceeds of the offering.

       We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Strategy" on page 39. The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

FIRST FEDERAL FINANCIAL SERVICES, INC. MAY USE THE PROCEEDS IT RETAINS FROM THE
OFFERING:

       o to finance the purchase of common stock in the offering by our employee stock ownership plan;

       o      to invest in securities;

       o      to repurchase its shares of common stock;

       o      to pay cash dividends to our stockholders;

       o to finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time; or

       o      for general corporate purposes.

       Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

FIRST FEDERAL MAY USE THE PROCEEDS IT RECEIVES FROM THE OFFERING:

       o to fund new loans, including one- to four-family mortgage loans, multi-family real estate loans and commercial real estate loans;

       o      to support new products and services;

       o      to invest in securities;

       o to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, or their assets, although no transactions are specifically being considered at this time; or

       o      for general corporate purposes.

       The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

       Our Board of Directors currently intends to pay quarterly cash dividends of between $0.05 and $0.07 per share, which is an annual rate of between 2.0% and 2.8%, based on the $10.00 per share offering price. However, we have not yet determined the exact amount and timing of any dividends. The payment of dividends will depend upon a number of factors, including capital requirements, First Federal Financial Services, Inc.'s and First Federal's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Office of Thrift Supervision policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. First Federal has filed consolidated tax returns. Accordingly, it is anticipated that any cash distributions made by First Federal Financial Services, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

       Dividends from First Federal Financial Services, Inc. will depend, in large part, upon receipt of dividends from First Federal, because First Federal Financial Services, Inc. initially will have no source of income other than dividends from First Federal, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to First Federal Financial Services, Inc.'s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "Supervision and Regulation--Capital Distributions" on page 71.

       Any payment of dividends by First Federal to First Federal Financial Services, Inc. which would be deemed to be drawn out of First Federal Financial Services, Inc.'s bad debt reserves would require a payment of taxes at the then-current tax rate by First Federal on the amount of earnings deemed to be removed from the reserves for such distribution. First Federal does not intend to make any distribution to First Federal Financial Services, Inc. that would create such a federal tax liability. See "Federal and State Taxation" on page 67.

       Additionally, First Federal Financial Services, Inc. has committed to the Office of Thrift Supervision that during the one-year period following the stock offering First Federal Financial Services, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

       If First Federal Financial Services, Inc. pays dividends to its stockholders, it also will be required to pay dividends to First Federal Financial Services, MHC, unless First Federal Financial Services, MHC elects to waive the receipt of dividends. We anticipate that First Federal Financial Services, MHC will waive dividends paid by First Federal Financial Services, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by First Federal Financial Services,

MHC in the event First Federal Financial Services, MHC converts to stock form. See "Supervision and Regulation - Holding Company Regulation" on page 76.

                           MARKET FOR OUR COMMON STOCK

       First Federal Financial Services, Inc. has never issued capital stock. We anticipate that our common stock will be traded and quoted on the Nasdaq "Small Cap" Stock Market. We will try to get at least three market makers to make a market in our common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

       The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

       At December 31, 2003, First Federal exceeded all regulatory capital requirements. The following table sets forth our compliance, as of December 31, 2003, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, First Federal received 50% of the estimated net proceeds after adjustment for stock benefit plans, and 50% of the net proceeds are retained by First Federal Financial Services, Inc. Accordingly, proceeds received by First Federal have been assumed to equal $7.82 million, $9.24 million, $10.65 million and $12.28 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Federal Banking Regulation--Capital Requirements" on page 69.


                                                            Pro Forma at December 31, 2003, Based upon the Sale of
                                               ----------------------------------------------------------------------------------
                                                                                                               2,535,233 Shares
                                                1,629,450 Shares     1,917,000 Shares     2,204,550 Shares        at Adjusted
                             Historical at       at Minimum of        at Midpoint of       at Maximum of          Maximum of
                           December 31, 2003     Offering Range       Offering Range       Offering Range     Offering Range (1)
                          -------------------  -------------------  -------------------  -------------------  -------------------
                                     Percent
                                       of                 Percent              Percent              Percent              Percent
                                     Assets                 of                   of                   of                   of
                            Amount   (2)(3)     Amount   Assets(3)   Amount   Assets(3)   Amount   Assets(3)   Amount   Assets(3)
                           --------  -------   --------  ---------  --------  ---------  --------  ---------  --------  -------
                                                                (Dollars in Thousands)
GAAP capital............   $18,719     15.5%    $25,068     19.7     $26,230     20.4%    $27,389      21.1%   $28,717    21.9%

Tangible capital:
  Tangible capital
  (4)(7)................   $18,711     15.5%    $25,060     19.7%    $26,222     20.4%    $27,381      21.1%   $28,709    21.9%
  Requirement...........     1,814      1.5       1,910      1.5       1,927      1.5       1,944       1.5      1,964     1.5
                           -------    -----     --------   -----     -------    -----     -------     -----    -------   -----
   Excess...............   $16,897     14.0%    $23,150     18.2%    $24,295     18.9%    $25,437      19.6%   $26,745    20.4%
                           =======    =====     ========   =====     =======    =====     =======     =====    =======   =====
Core capital:
  Core capital
  (3)(4)(7).............   $18,711     15.5%    $25,060     19.7%    $26,222     20.4%    $27,381      21.1%   $28,709    21.9%
  Requirement (5).......     4,839      4.0       5,093      4.0       5,139      4.0       5,185       4.0      5,238     4.0
                           -------    -----     --------   -----     -------    -----     -------     -----    -------   -----
   Excess...............   $13,872     11.5%    $19,967     15.7%    $21,083     16.4%    $22,196      17.1%   $23,471    17.9%
                           =======    =====     ========   =====     =======    =====     =======     =====    =======   =====
Risk-based capital:
  Risk-based capital
  (4)(6)(7).............   $19,140     30.5%    $25,489     38.7.6%    $26,651     40.1%    $27,810      41.5%   $29,138    43.0%
  Requirement...........     5,019      8.0       5,273      8.0       5,320      8.0       5,366       8.0      5,419     8.0
                           -------    -----     --------   -----     -------    -----     -------     -----    -------   -----
   Excess...............   $14,121     22.5%    $20,216     30.7%    $21,331     32.1%    $22,444      33.5%   $23,719    35.0%
                           =======    =====     ========   =====     =======    =====     =======     =====    =======   =====

----------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Based on adjusted total assets of $120,965,000 for the purposes of the tangible and core capital requirements, and risk-weighted assets of $62,739,000 for the purposes of the risk-based capital requirement.
(3) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) Pro forma capital levels assume that First Federal Financial Services, Inc. funds the recognition and retention plan with purchases in the open market of 4% of the shares of common stock sold in the offering at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 5% of the shares of common stock sold in the offering with funds borrowed from First Federal Financial Services, Inc. See "Management" on page 79 for a discussion of the recognition and retention plan and employee stock ownership plan.

(5) The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation--Federal Banking Regulation -- Capital Requirements" on page 69.
(6) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.
(7) Pro forma capital levels assume receipt by First Federal of 50% of the net proceeds from the sale of common stock in the offering.

                                 CAPITALIZATION

       The following table presents the historical consolidated capitalization of First Federal at December 31, 2003, and the pro forma consolidated capitalization of First Federal Financial Services, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."



                                                                              PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                               FIRST FEDERAL FINANCIAL SERVICES, INC.
                                                                            BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                                        ---------------------------------------------------
                                                            FIRST
                                                           FEDERAL       1,629,450    1,917,000                  2,535,233
                                                          FINANCIAL      SHARES AT    SHARES AT    2,204,550     SHARES AT
                                                          SERVICES,      MINIMUM      MIDPOINT     SHARES AT      ADJUSTED
                                                             INC.           OF           OF        MAXIMUM OF    MAXIMUM OF
                                                          HISTORICAL     OFFERING     OFFERING      OFFERING      OFFERING
                                                        CAPITALIZATION     RANGE        RANGE        RANGE       RANGE (1)
                                                       ---------------- -----------  -----------  ------------  -----------
                                                                               (DOLLARS IN THOUSANDS)
Deposits (2).........................................     $   97,931     $  97,931   $   97,931   $   97,931    $  97,931
Borrowings...........................................          4,000         4,000        4,000        4,000        4,000
                                                          ----------     ---------   ----------   ----------    ---------
Total deposits and borrowings........................     $  101,931     $ 101,931   $  101,931   $  101,931    $ 101,931
                                                          ==========     =========   ==========   ==========    =========
Stockholders' equity:
  Preferred Stock, $0.10 par value per share,
   1,000,000 shares authorized; none to be issued....     $       --     $      --   $       --   $       --    $      --
  Common Stock, $0.10 par value per share:
    10,000,000 shares authorized; shares to be issued
     as reflected....................................             --           163          192          220          254
  Additional paid-in capital (3).....................              5        15,468       18,280       21,089       24,305
  Retained earnings..................................         18,706        18,711       18,711       18,711       18,711
  Accumulated other comprehensive income (loss)......              8             8            8            8            8
  Less:
    Common Stock acquired by employee stock
       ownership plan (4)............................             --           815          959        1,102        1,268
    Common Stock acquired by recognition and
       retention plan (5)............................             --           652          767          882        1,014
                                                          ----------     ---------   ----------   ----------    ---------

      Total stockholders' equity (6).................     $   18,719     $  32,883   $   35,465   $   38,044    $  40,996
                                                          ==========     =========   ==========   ==========    =========
Pro forma shares outstanding:
   Total shares outstanding (7)......................           100      3,621,000   4,260,000    4,899,000     5,633,850
   Shares issued to First Federal Financial Services,
MHC (7)..............................................           100      1,991,550   2,343,000    2,694,450     3,098,617
   Shares offered for sale (7).......................           N/A      1,629,450   1,917,000    2,204,550     2,535,233

Total stockholders' equity as a percentage of pro
  forma total assets................................          15.47%         24.33%      25.75%       27.12%        28.62%
                                                          ==========     =========   ==========   ==========    =========


-----------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that First Federal Financial Services, Inc. expects to adopt. In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits First Federal Financial Services, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than First Federal Financial Services, MHC.

(4) Assumes that 5% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from First Federal Financial Services, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. First Federal will provide the funds to repay the employee stock ownership plan loan. See "Management--Benefit Plans."
(5) Assumes that subsequent to the offering, 4% of the shares of common stock sold in the offering are purchased with funds provided by First Federal Financial Services, Inc. by the recognition and retention plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits First Federal Financial Services, Inc. to adopt one or more stock benefit plans, in an amount up to 25% of the number of shares of common stock held by persons other than First Federal Financial Services, MHC. The recognition and retention plan will not be implemented for at least six months after the offering and until it has been approved by stockholders.
(6) Pro forma stockholders' equity equals GAAP capital plus 50% of the net offering proceeds retained by First Federal Financial Services, Inc.
(7) First Federal Financial Services, Inc. issued 100 shares of its common stock to First Federal Financial Services, MHC, our mutual holding company, in connection with our mutual holding company reorganization in 2001.

                                 PRO FORMA DATA


       We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $15.6 million and $21.3 million, or $24.6 million if the offering range is increased by 15%, based upon the following assumptions:


       o we will sell all shares of common stock in the subscription offering;

       o our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering with a loan from First Federal Financial Services, Inc. The loan will be repaid in substantially equal principal payments over a period of 20 years;

       o Keefe, Bruyette & Woods will receive a fee equal to 1.35% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families; and


       o total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be between $664,000 at the minimum of the offering range and $780,000 at the maximum of the offering range, as adjusted.


       We calculated the pro forma consolidated net income and stockholders' equity of First Federal Financial Services, Inc. for the year ended December 31, 2003, as if the shares of common stock had been sold at the beginning of that period and as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.25% (0.78% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of December 31, 2003 (which First Federal considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that First Federal will retain between $7.0 million and $9.5 million of the estimated net proceeds in the offering, or $11.0 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $15.6 million and $21.3 million, or $24.6 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.


       The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering because, under federal regulation, this is the maximum amount of shares that may be granted if such a plan is adopted within one year from the date of completion of the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period. The stock issuance plan provides that we may grant awards under one or more stock benefit plans (exclusive of shares awarded under one or more tax-qualified employee stock benefit plans) in an amount up to 25% of the number of shares of common stock held by persons other than First Federal Financial Services, MHC. We may decide to establish a recognition and retention plan that awards more than 4% of the shares of common stock sold in the offering.

       As discussed under "How We Intend to Use the Proceeds from the Offering," First Federal Financial Services, Inc. intends to retain 50% of the net proceeds from the offering and to contribute the remaining net proceeds from the offering to First Federal. First Federal Financial Services, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

       The pro forma table does not give effect to:

       o shares of common stock to be reserved for issuance under the stock option plan;

       o withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

       o First Federal Financial Services, Inc.'s results of operations after the offering; or

       o changes in the market price of the common stock after the offering.

       The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of First Federal computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31, 2003
                                                                      BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                             ------------------------------------------------------------
                                                                                                              2,535,233
                                                              1,629,450      1,917,000        2,204,550         SHARES
                                                                SHARES         SHARES           SHARES        15% ABOVE
                                                              MINIMUM OF     MIDPOINT OF      MAXIMUM OF      MAXIMUM OF
                                                               ESTIMATED      ESTIMATED       ESTIMATED       ESTIMATED
                                                               OFFERING        OFFERING        OFFERING        OFFERING
                                                                 RANGE          RANGE           RANGE          RANGE(1)
                                                             ------------   -------------    ------------    ------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds.............................................. $  16,295      $  19,170       $  22,046       $  25,352
 Expenses....................................................      (664)          (698)           (737)           (793)
    Estimated net proceeds...................................    15,631         18,472          21,309          24,559
                                                              ---------      ----------      ----------      ----------
 Common stock acquired by employee stock ownership plan (2)..      (815)          (959)         (1,102)         (1,268)
 Common stock acquired by recognition and retention plan (3).      (652)          (767)           (882)         (1,014)
    Estimated net proceeds after adjustment for stock
    benefit plans............................................ $  14,164      $  16,746       $  19,325       $  22,277

 For the year ended December 31, 2003
 Net income:
    Historical............................................... $   1,613      $   1,613       $   1,613       $   1,613
 Pro forma adjustments:
    Income on adjusted net proceeds..........................       110            130             150             173
    Employee stock ownership plan (2)........................       (25)           (30)            (34)            (39)
    Recognition and retention plan (3).......................       (81)           (95)           (109)           (126)
                                                              ---------      ----------      ----------      ----------
      Pro forma net income................................... $   1,617      $   1,618       $   1,620       $   1,621
                                                              =========      ==========      ==========      ==========

 Net Income per share:
    Historical............................................... $     0.46     $     0.39      $     0.34      $     0.29
 Pro forma adjustments:
    Income on net proceeds...................................       0.03           0.03            0.03            0.03
    Employee stock ownership plan (2)........................      (0.01)         (0.01)          (0.01)          (0.01)
    Recognition and retention plan (3).......................      (0.02)         (0.02)          (0.02)          (0.02)
      Pro forma net income per share (2) (3) (4)............. $     0.46     $     0.39      $     0.34      $     0.29

 Offering price to pro forma net income per share............      21.74x         25.64x          29.41x          34.48x

 Shares considered outstanding in calculating pro forma
 net income per share........................................  3,543,601      4,168,943       4,794,283       5,513,426

 At December 31, 2003
 Stockholders' equity:
    Historical...............................................  $  18,719      $  18,719       $  18,719       $  18,719
    Estimated net proceeds...................................     15,631         18,472          21,309          24,559
    Less:
        Common stock acquired by employee stock ownership
             plan (2)........................................       (815)          (959)         (1,102)         (1,268)
        Common stock acquired by recognition and retention
             plan (3)........................................       (652)          (767)           (882)         (1,014)
        Pro forma stockholders' equity (5)...................  $  32,883      $  35,465       $  38,044       $  40,996

 Stockholders' equity per share:
    Historical...............................................  $    5.17      $    4.39       $    3.82       $    3.32
    Estimated net proceeds...................................       4.32           4.34            4.35            4.36
    Less:
        Common stock acquired by employee stock ownership
             plan (2)........................................      (0.23)         (0.23)          (0.22)          (0.23)
        Common stock acquired by recognition and retention
             plan (3)........................................      (0.18)         (0.18)          (0.18)          (0.18)
        Pro forma stockholders' equity per share (3) (4) (5).  $    9.08      $    8.32       $    7.77       $    7.27

 Offering price as percentage of pro forma
    stockholders' equity per share...........................     110.13%        120.19%         128.70%         137.55%

Shares considered outstanding in calculating offering
price as a percentage of pro forma stockholders'
equity per share                                               3,621,000      4,260,000       4,899,000       5,633,850
 Minority ownership.....................................            45.0%          45.0%           45.0%          45.0%

----------------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) It is assumed that 5% of the shares sold in the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from First Federal Financial Services, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. First Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. First Federal's total annual payment of the employee stock ownership plan debt is based upon twenty equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions:
       (i) First Federal's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 4,073, 4,792, 5,511 and 6,338 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the year ended December 31, 2003, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with SOP 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares sold in the stock offering either through open market purchases or from authorized but unissued shares of common stock or treasury stock of First Federal Financial Services, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by First Federal Financial Services, Inc. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed were an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2003. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the Subscription Price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of First Federal Financial Services, Inc., there will be a dilutive effect of approximately 2% (at the maximum of the offering range) on the ownership interest of stockholders.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by First Federal Financial Services, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering may be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.3% at the maximum of the offering range.
(5) The retained earnings of First Federal will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Federal Banking Regulation."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

       This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding First Federal Financial Services, Inc. provided in this prospectus.

OVERVIEW

       Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of savings accounts, time deposits and money market deposit accounts. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gains and losses on the sale of securities and miscellaneous other income, including income on rental properties. Non-interest expense currently consists primarily of salaries and employee benefits, occupancy, data processing, charitable contributions, and other operating expenses (consisting primarily of professional fees). Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

       We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider our critical accounting policies to be those related to our allowance for loan losses.

       ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical.

       Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

       The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

BUSINESS STRATEGY

       Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending and we will continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with safety and soundness. We intend over time to introduce additional products and services, such as personal and business checking accounts and additional business lending. There can be no assurances that we will successfully implement our business strategy.

       Highlights of our business strategy are as follows:

       o REMAINING A COMMUNITY-ORIENTED INSTITUTION. We were established in Edwardsville, Illinois in 1921 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

       o CONTINUING TO EMPHASIZE ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. Historically, we have emphasized one- to four-family residential lending within our market area. As of December 31, 2003, $94.0 million, or 89.07%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the year ended December 31, 2003, we originated $30.3 million of one- to four-family residential mortgage loans. We originate all loans for portfolio and do not sell loans in the secondary market. While we will continue to emphasize one- to four-family lending, we also intend to originate loans secured by multi-family properties and non-residential real estate, and to a lesser extent, loans that are not secured by real estate.

       o INCREASING OUR REAL ESTATE LENDING CAPACITY. The additional capital raised in the offering will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

       o OFFERING NEW PRODUCTS AND SERVICES. We are currently developing new products for our customers, such as NOW checking accounts, business checking accounts and business loans. We expect to be able to begin offering these new products and services in late 2005. We expect that these new products will increase our deposit base and our fee income.

       o MAINTAINING HIGH ASSET QUALITY. We have focused on maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our non-performing assets at December 31, 2003 and December 31, 2002 were $140,000 and $119,000, respectively, or .12% and .10% of total assets.

       o MAINTAINING LOW OPERATING EXPENSES. We traditionally have maintained a low level of operating expenses, as represented by our 1.30% ratio of core operating expenses to average assets and our 36.68% "efficiency ratio" for the year ended December 31, 2003. These ratios reflect our focus on efficiency, our small staff operating from our single banking office, and our concentration on traditional thrift products and services.

       o MAINTAINING HIGH LEVELS OF EARNING ASSETS. Our earning assets were 98.39% of total assets at December 31, 2003. This ratio reflects our low level of fixed assets (as we operate from one banking office only) and the absence of real estate owned, goodwill and non-accruing loans on our balance sheet.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

       Our total assets increased by $7.3 million, or 6.4%, to $121.0 million at December 31, 2003, from $113.6 million at December 31, 2002. The increase in total assets resulted from increases in loans receivable and Federal Home Loan Bank stock, partially offset by decreases in federal funds sold, securities available for sale and cash and cash equivalents. The increase in loans receivable of $9.4 million, or 10.3%, to $101.1 million at December 31, 2003, reflected continued strong demand for one- to four-family mortgage loans in the continued low interest rate environment, as well as moderating refinancing activity. To partially fund this growth in loans, cash and cash equivalents decreased $2.1 million, or 49.8%, to $2.1 million at December 31, 2003, and securities available for sale decreased $981,000, or 9.1%, to $9.9 million at December 31, 2003.

       Total deposits increased $1.9 million, or 2.0%, to $97.9 million at December 31, 2003, from $96.1 million at December 31, 2002. The increase in deposits resulted primarily from a $2.3 million, or 9.3%, increase in passbook accounts partially offset by a $455,000, or 0.6%, decrease in certificates of deposit. Our advances from the Federal Home Loan Bank increased to $4.0 million at December 31, 2003, compared to none at December 31, 2002, reflecting the attractive borrowing rates available from the Federal Home Loan Bank which were used to fund growth in loans.

       Equity increased $1.6 million, or 9.4%, to $18.7 million at December 31, 2003, from $17.2 million at December 31, 2002, reflecting net income of $1.6 million, partially offset by a decrease in accumulated other comprehensive income to $8,000 at December 31, 2003 from $94,000 at December 31, 2002, reflecting $86,000 in net unrealized losses on securities available for sale for the year ended December 31, 2003.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

       GENERAL. Net income decreased $65,000, or 3.9%, to $1.61 million for the year ended December 31, 2003, from $1.68 million for the year ended December 31, 2002. The decrease in net income reflected an increase in non-interest expense, an increase in income tax expense due to a higher effective tax rate in 2003 and a decrease in other income due to a loss on the sale of available-for-sale securities, all of which were partially offset by an increase in net interest income.

       INTEREST INCOME. Interest income decreased by $383,000, or 5.2%, to $7.0 million for the year ended December 31, 2003, from $7.4 million for the year ended December 31, 2002. The decrease in interest income resulted primarily from a decrease of $628,000 in interest income from loans, partially offset by a $244,000 increase in dividend income from Federal Home Loan Bank stock. The decrease in interest income reflected a 78 basis point decrease in the average yield on interest-earning assets to 6.04% for the year ended December 31, 2003 from 6.82% for the year ended December 31, 2002, reflecting a decrease in market interest rates. Partially offsetting the decrease in the average yield was a $7.7 million, or 7.1% increase in the average balance of interest-earning assets to $116.0 million from $108.4 million.


       Interest income and fees from loans receivable decreased $628,000, or 9.3%, to $6.1 million for the year ended December 31, 2003, from $6.7 million for the year ended December 31, 2002. The decrease was due to a decrease in the average yield to 6.40% from 7.38%, partially offset by an increase in the average balance of loans receivable during 2003 to $95.2 million from $91.2 million. The increase in the average balance of loans receivable reflected an increase in our loan originations due to the continued low market interest rate environment and moderate housing growth in our market area, which resulted in higher demand for one- to four-family mortgage loans, our principal loan product. These originations more than offset loan repayments in 2003. Interest income from securities available for sale increased $9,000, or 1.8%, to $505,000 for the year ended December 31, 2003 from $496,000 for the year ended December 31, 2002. The increase resulted from a $886,000 increase in the average balance of available-for-sale securities to $12.0 million from $11.1 million, which was partially offset by a decrease in the average yield to 4.20% from 4.46% in the lower market interest rate environment. During 2003, we increased our average balances of higher-yielding corporate debt securities and decreased our average balances of lower-yielding state and municipal securities in an effort to maintain the overall yield on our investment portfolio. Dividend income on Federal Home Loan Bank stock increased $244,000 to $337,000 for 2003 from $93,000 for 2002. The increase reflected an increase in the average balance to $5.8 million from $1.8 million.


       INTEREST EXPENSE. Total interest expense decreased $723,000, or 20.5%, to $2.8 million for 2003 from $3.5 million for 2002. The decrease in interest expense resulted from a decrease in the average cost of deposits to 2.86% from 3.80%, reflecting lower market interest rates during 2003, which was partially offset by a $6.0 million, or 6.5%, increase in the average balance of interest-bearing liabilities to $99.0 million for the year ended December 31, 2003 from $93.0 million for the year ended December 31, 2002. Interest expense on certificates of deposit decreased $635,000, or 21.2%, due to a 106 basis point reduction in the average rate paid on such deposits from 4.35% for the year ended December 31, 2002 to 3.29% for the year ended December 31, 2003. This was only partially offset by an increase in the average balance of certificates of deposit to $71.6 million from $68.8 million. Similarly, interest expense on money market deposits decreased $83,000, or 18.1%, reflecting a 52 basis point decrease in the average rate, which more than offset a $1.3 million, or 6.3% increase in the average balance of such deposits.


       NET INTEREST INCOME. Net interest income increased $340,000, or 8.8%, to $4.2 million for the year ended December 31, 2003 from $3.9 million for the year ended December 31, 2002, primarily due to an improvement in our net interest rate spread to 3.20% from 3.02%. The improvement in our net interest rate spread reflected the more rapid re-pricing of our interest-bearing liabilities in a declining interest rate environment as compared to our interest-earning assets. Our net interest margin increased to 3.62% during 2003 from 3.56% during 2002.

       PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. After an evaluation of these factors, management made a provision of $30,000 for the year ended December 31, 2003, as compared to no provision for the year ended December 31, 2002, based primarily on the growth in our loan portfolio. During the years ended December 31, 2003 and 2002, our loan portfolio increased by $9.4 million and $2.7 million, respectively. While the growth in our loan portfolio in 2002 was comprised primarily of one- to four-family residential mortgage loans, the loan portfolio growth in 2003 included increased nonresidential real estate loans (accounting for $1.8 million of the growth) and consumer loans (accounting for $137,000 of the growth). We consider nonresidential real estate loans and consumer loans to present higher inherent risks than one- to four-family residential mortgage loans because historically these nonresidential loans have higher rates of default and because repayments may be affected to a greater degree by general economic conditions and interest rates. The allowance for loan losses was $429,000, or 0.41% of loans outstanding at December 31, 2003, as compared with $399,000, or 0.42% of loans outstanding at December 31, 2002. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.


       Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Over the past five years, more than 85% of our loan portfolio has consisted of one-to four-family residential mortgage loans. Since there has been no material shift from one-to four-family loans, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of non-performing loans.

While loan quality has been stable in recent years, with non-performing loans of $140,000 and $119,000 at December 31, 2003 and December 31, 2002, respectively, the balance of loans in the loan portfolio has increased. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

       Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

       NON-INTEREST INCOME. We incurred a non-interest loss of $29,000 for the year ended December 31, 2003, compared to non-interest income of $11,000 for the prior year period, due to a $46,000 loss on the sale of available-for-sale securities in 2003. The loss on the securities sale was partially offset by a $6,000, or 53.7%, increase in other non-interest income for the year ended December 31, 2003 compared to the earlier year period.

       NON-INTEREST EXPENSE. Non-interest expense increased $95,000, or 6.6%, to $1.5 million for the year ended December 31, 2003 compared to $1.4 million for prior year period. Compensation and employee benefits increased $61,000, or 8.5%, reflecting annual salary increases and higher benefit costs, including those associated with our retirement plans and our employee bonus plan, which distributes 5% of our pre-tax net income to our employees based upon each employee's years of service and salary level. Occupancy expense decreased $10,000, or 9.5%, due to lower depreciation on premises and equipment. Our non-interest expense associated with data processing services, advertising and director fees were little changed in 2003 as compared to 2002. Our other non-interest expense increased $34,000, or 20.2%, to $204,000 for the year ended December 31, 2003 from $169,000 for the prior year, due primarily to higher professional advisory fees.

       INCOME TAX EXPENSE. The provision for income taxes increased to $995,000 for the year ended December 31, 2003 from $756,000 for the prior year period, due primarily to our higher level of income before taxes of $2.6 million in 2003 compared with $2.4 million in 2002. The effective tax rates for the years ended December 31, 2003 and 2002 were 38.1% and 31.1%, respectively. The lower effective rate in 2002 was due to a change in the deferred tax asset valuation allowance.

AVERAGE BALANCE SHEET

       The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as their effects were not material. All average balances are based on an average of month end balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.


                                                                           YEARS ENDED DECEMBER 31,
                                     AT DECEMBER  -----------------------------------------------------------------------------
                                      31, 2003                    2003                                   2002
                                    ------------  -------------------------------------  --------------------------------------
                                                    AVERAGE                                AVERAGE
                                                  OUTSTANDING                            OUTSTANDING
                                     YIELD/RATE     BALANCE     INTEREST    YIELD/RATE      BALANCE     INTEREST    YIELD/RATE
                                    ------------  -----------  ----------  ------------  -----------   ----------  ------------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.............................      5.93%     $    95,247   $  6,097       6.40%     $    91,153    $  6,725       7.38%
Securities available for sale.....      4.48           12,014        505       4.20           11,128         496       4.46
Securities held to maturity.......      4.98              614         26       4.23              116          11       9.48
Federal Home Loan Bank Stock......      7.00            5,788        337       5.82            1,789          93       5.20
Other.............................      1.66            2,377         42       1.77            4,202          65       1.55
                                                  -----------   --------                 -----------    --------
   Total interest-earning assets..      5.78          116,040      7,007       6.04          108,388       7,390       6.82
                                                  -----------   --------                 -----------    --------
Non-interest-earning assets.......                      1,790                                 1,526
                                                  -----------                            ----------
   Total assets...................                $   117,830                            $  109,914
                                                  ===========                            ==========

INTEREST-BEARING LIABILITIES:
Savings deposits..................      1.25      $     4,520         63       1.39      $     3,792          83       2.19
Money market deposits.............      1.70           21,639        376       1.74           20,351         459       2.26
Certificates of deposit...........      2.96           71,578      2,358       3.29           68,829       2,993       4.35
Borrowings........................      1.21            1,269         15       1.18               --          --       0.00
                                                  -----------   --------                 -----------    --------
   Total interest-bearing
     liabilities..................      2.53           99,006      2,812       2.84           92,972       3,535       3.80
                                                  -----------   --------                 -----------    --------
Non-interest-bearing
  liabilities.....................                        713                                   713
                                                  -----------                            ----------
   Total liabilities..............                     99,719                                93,685
Stockholders' equity..............                     18,111                                16,229
                                                  -----------                            ----------
   Total liabilities and
     stockholders' equity.........                $   117,830                            $  109,914
                                                  ===========                            ==========

Net interest income...............                              $  4,195                                $  3,855
                                                                ========                                ========
Net interest rate spread (1)......      3.25                                   3.20                                    3.02
Net interest-earning assets (2)...                $    17,034                            $  15,416
                                                  ===========                            ==========

Net interest margin (3)...........      3.69%                                  3.56                                    3.56

Ratio of interest-earning
   assets to interest-bearing
   liabilities....................                                           117.21%                                 116.58%

---------------------------------------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS

       The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                  YEARS ENDED DECEMBER 31,
                                                                       2003 VS. 2002
                                                  --------------------------------------------------------
                                                       INCREASE (DECREASE) DUE TO
                                                  --------------------------------------   TOTAL INCREASE
                                                       VOLUME               RATE             (DECREASE)
                                                  ----------------   -------------------  ----------------
                                                                       (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans.....................................     $           323    $          (951)    $          (628)
   Securities available for sale.............                  32                (23)                  9
   Securities held to maturity...............                  17                 (2)                 15
   Federal Home Loan Bank Stock..............                 232                 12                 244
   Other.....................................                 (34)                11                 (23)
                                                  ---------------    ---------------     ---------------

     Total interest-earning assets...........                 570               (953)               (383)
                                                  ---------------    ---------------     ---------------

Interest-bearing liabilities:
   Savings deposits..........................                  22                (42)                (20)
   Money market deposits.....................                  32               (115)                (83)
   Certificates of deposit...................                 125               (760)               (635)
   Borrowings................................                  15                 --                  15
                                                  ---------------    ---------------     ---------------

     Total interest-bearing liabilities......                 194               (917)               (723)
                                                  ---------------    ---------------     ---------------

Change in net interest income................     $           376    $           (36)    $           340
                                                  ===============    ===============     ===============

MANAGEMENT OF MARKET RISK

       GENERAL. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review our asset/liability policies and interest rate risk position.

       We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have implemented the following strategies to manage our interest rate risk: (i) maintaining a high equity-to-assets ratio, (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, short-term consumer loans and (iii) match-funding loans with adjustable rate deposits, when possible. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, we believe that we are better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces our return on equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

       NET PORTFOLIO VALUE. In past years, many savings associations have measured interest rate sensitivity by computing the "gap" between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

       The table below sets forth, as of December 31, 2003, the estimated changes in our NPV and our net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                       NPV
                  ------------------------------------------------
                                  ESTIMATED INCREASE (DECREASE) IN   NET PORTFOLIO VALUE AS A PERCENTAGE OF
   CHANGE IN                                  IN NPV                       PRESENT VALUE OF ASSETS
 INTEREST RATES                   --------------------------------   --------------------------------------
 (BASIS POINTS)   ESTIMATED NPV       AMOUNT           PERCENT         NPV RATIO    CHANGE IN BASIS POINTS
                  -------------   -------------    ---------------   ------------- ------------------------
                              (DOLLARS IN THOUSANDS)
     +300          $    13,167    $    (8,466)           (39)%            11.59%      (572) basis points
     +200               15,942         (5,691)           (26)             13.59       (372) basis points
     +100               18,838         (2,796)           (13)             15.54       (176) basis points
        0               21,634             --                             17.30         --
     -100          $    22,753          1,119              5%             17.88%        58  basis points

       The table above indicates that at December 31, 2003, in the event of a 100 basis point decrease in interest rates, we would experience a 5% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 26% decrease in net portfolio value.

       Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

       We maintain liquid assets at levels we consider adequate to meet our liquidity needs. Our liquidity ratio averaged 31.18% for the year ended December 31, 2003. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

       Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

       A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2003, $2.1 million of our assets were invested in cash and cash equivalents. Our primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Chicago.

       Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with our Consolidated Financial Statements.

       Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2003 and 2002, our loan originations, net of collected principal, totaled $9.6 million and $2.7 million, respectively, reflecting net growth in our portfolio due to a continued low interest rate environment. We did not sell any loans during the years ended December 31, 2003 or 2002. Cash received from the calls and maturities of investment securities totaled $7.8 million and $1.9 million for the years ended December 31, 2003 and 2002, respectively. We purchased $8.3 million and $1.1 million in available-for-sale investment securities during the years ended December 31, 2003 and 2002, respectively, and sold $1.3 million in such securities during the year ended December 31, 2003. We purchased $770,000 in held-to-maturity securities during the year ended December 31, 2003 and received proceeds of $197,000 and $36,000 from the pay-down of such securities during the years ended December 31, 2003 and 2002, respectively.

       Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $1.9 million and $4.3 million for years ended December 31, 2003 and 2002, respectively.

       Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provide an additional source of funds. At December 31, 2003, we had $4.0 million in advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of $42.3 million.

       At December 31, 2003, we had outstanding commitments to originate loans of $1.3 million and unfunded commitments under lines of credit of $3.7 million. At December 31, 2003, certificates of deposit scheduled to mature in less than one year totaled $39.2 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained by us, we will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances in order to maintain our level of assets. Alternatively, we would reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

OFF-BALANCE SHEET ARRANGEMENTS

       In the ordinary course of business, First Federal is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. First Federal follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Federal, is based on management's credit evaluation of the customer.

       Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which First Federal is committed.

       At December 31, 2003 and 2002, First Federal had $1.3 million and $2.1 million, respectively, of commitments to grant loans, and $3.7 million and $2.4 million, respectively, of unfunded commitments under lines of credit.

RECENT ACCOUNTING PRONOUNCEMENTS

       During 2003, the following accounting standards were issued relating to the financial services industry.

       FINANCIAL ACCOUNTING STANDARDS BOARD INTERPRETATION NO. 46, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES." This Interpretation defined a variable interest entity as a corporation, partnership, trust or any other legal structure used for the business purpose that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This Interpretation will require a variable interest entity to be consolidated by a bank if that bank is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual return. The provisions of this Interpretation are required to be applied by a public company that has an interest in a variable interest entity for periods ending after December 15, 2003. We do not have any variable interest entities and accordingly the implementation of this Interpretation will not result in an impact on our financial position or results of operations.

       On December 12, 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants released Statement of Position (SOP) 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer." This SOP amends Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," and provides guidance on accounting for acquired loans (not loans originated by the entity) when there has been deterioration in credit quality since the loan was originated. This guidance includes recognition of income on loans acquired as well as new disclosure requirements. The SOP is effective for loans acquired by First Federal after June 30, 2005. For loans acquired by First Federal prior to June 30, 2005, and that are within the scope of Practice Bulletin 6, First Federal will continue to estimate cash flows expected to be collected over the life of the loan, and the impairment guidance of the SOP will be applied prospectively beginning June 30, 2005. Implementation of this Statement is not expected to have an impact on our financial position or results of operations.

       In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the statement of income. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized, were reported in the balance sheet as equity with changes in the value of those instruments normally not recognized in net income. We believe the adoption of FASB No. 150 will not have a material impact on our financial position or results of operations.


IMPACT OF INFLATION AND CHANGING PRICES

       Our financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

               BUSINESS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

       Since being formed in January 2001, we have not engaged in any business other than holding the common stock of First Federal. Upon completion of the offering, we will own all of the issued and outstanding common stock of First Federal. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the First Federal employee stock ownership plan. We will contribute the remaining net proceeds to First Federal as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

       In the future, First Federal Financial Services, Inc., as the holding company of First Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of First Federal Financial Services, Inc. at the present time.

       Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from First Federal. First Federal Financial Services, Inc. neither owns nor leases any property, but instead uses the premises, equipment and furniture of First Federal. At the present time, we employ as officers only those persons who are officers of First Federal. However, we use the support staff of First Federal from time to time. These persons are not separately compensated by First Federal Financial Services, Inc. First Federal Financial Services, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

             BUSINESS OF FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF
                                  EDWARDSVILLE

GENERAL

       Our principal business consists of attracting retail deposits from the general public in the areas surrounding our office location in Edwardsville, Illinois and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, multifamily mortgage loans, non-residential mortgage loans, construction loans and consumer loans, and in investment securities. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

COMPETITION

       We face intense competition within our market area both in making loans and attracting deposits. The City of Edwardsville and the surrounding area have a high concentration of financial institutions including large commercial banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services, private banking, internet banking, and business and individual checking accounts. As of June 30, 2003, based on the FDIC's annual Summary of Deposits Report, our market share of deposits represented 2.72% of deposits in Madison County.

       Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

MARKET AREA

       We operate in a primarily suburban market area that has a stable population and household base. According to the 2000 U.S. Census Report, during the past 10 years, the population of Madison County increased by approximately 3.9% to 258,941 while the population of the City of Edwardsville increased 47.4% to 21,491. During the period, the number of households in Madison County and in the City of Edwardsville increased 7.5% and 39.7%, respectively. In 2000, per capita income for Madison County and the City of Edwardsville was $20,509 and $26,510, respectively, and the median household income was $41,541 and $50,921, respectively. This compares to per capita income for the State of Illinois and the United States of $23,104 and $21,587, respectively, and median household income of $46,590 and $41,994, respectively, according to the 2000 U.S. Census Report.

       Our primary lending area is concentrated in Madison County and the southern portion of Macoupin County, Illinois. The City of Edwardsville is the County Seat of Madison County and is considered, in part, a bedroom community for St. Louis, Missouri, approximately 20 miles southwest of Edwardsville. The economy of our market area is characterized by a large number of small retail establishments and small industry. Additionally, major employers in our immediate market area include Southern Illinois University-Edwardsville, ConocoPhillips, the local school district and the Madison County government. Our customer base is comprised primarily of middle-income families.

LENDING ACTIVITIES

       Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. Generally, we retain all loans that we originate. One- to four-family residential real estate mortgage loans represented $94.0 million, or 89.07%, of our loan portfolio at December 31, 2003. We also offer multifamily real estate loans, non-residential mortgage loans and construction loans secured by single-family properties. Multifamily real estate loans represented $2.4 million, or 2.29% of our loan portfolio at December 31, 2003. Non-residential mortgage loans, comprised principally of loans secured by places of worship, represented $8.4 million, or 7.96%, of our loan portfolio at December 31, 2003. On a limited basis, we originate loans that are not secured by real estate, such as consumer loans, primarily as an accommodation to our customers.

       LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

                                                                        AT DECEMBER 31,
                                                --------------------------------------------------------------
                                                             2003                             2002
                                                ------------------------------   -----------------------------
                                                    AMOUNT         PERCENT           AMOUNT         PERCENT
                                                -------------    -------------   -------------   -------------
                                                                    (DOLLARS IN THOUSANDS)
One- to four-family residential mortgage
loans........................................   $      93,967         89.07%     $      84,884         89.77%

Multi-family.................................           2,421          2.29              2,464          2.61
Non-residential..............................           8,400          7.96              6,615          7.00
                                                -------------    ----------      -------------    ----------
   Total mortgage loans......................         104,788         99.32             93,963         99.38
                                                -------------    ----------      -------------    ----------

Consumer loans...............................             721          0.68                584          0.62
                                                -------------    ----------      -------------    ----------

Total loans..................................         105,509        100.00%            94,547        100.00%
                                                                 ==========                       ==========
Less:
Deferred loan origination fees, net                       190                               34
Undisbursed portion of construction loans               3,745                            2,419
Allowance for loan losses....................             429                              399
                                                -------------                    -------------

Total loans, net.............................   $     101,145                    $      91,695
                                                =============                    =============

       Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2003.

                             ONE- TO FOUR-FAMILY      MULTI FAMILY     NON-RESIDENTIAL (2)        CONSUMER              TOTAL
                             -------------------  -------------------  -------------------  -------------------  -------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE              AVERAGE              AVERAGE
                              AMOUNT      RATE     AMOUNT      RATE      AMOUNT     RATE     AMOUNT      RATE      AMOUNT     RATE
                             --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Due During the Years
Ending December 31,
2004 (1)...............      $    156     5.51%   $     --       --%   $  1,100     7.26%   $    156     6.58%   $  1,412     6.99%
2005 to 2008...........         2,129     6.54          62     5.86         480     5.01         497     6.70       3,168     6.32
2009 and beyond........        91,682     5.88       2,359     6.10       6,820     6.10          68     8.07     100,929     5.90

         Total.........      $ 93,967     5.90%   $  2,421     6.12%   $  8,400     6.19%   $    721     6.80%   $105,509     5.93%

_______________________________
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)    Includes land acquisition loans.

       The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2003 that are contractually due after December 31, 2004.

                                              DUE AFTER DECEMBER 31, 2004
                                        ---------------------------------------
                                           FIXED       ADJUSTABLE       TOTAL
                                        -----------   -----------   -----------
                                                     (IN THOUSANDS)

One- to four-family residential
  mortgage loans......................  $    78,492   $    15,319   $    93,811
                                        -----------   -----------   -----------
Multi-family..........................          325         2,096         2,421
Non-residential.......................          514         6,786         7,300
                                        -----------   -----------   -----------
         Total mortgage loans.........       79,331        24,201       103,532
                                        -----------   -----------   -----------

Consumer loans........................          565            --           565
                                        -----------   -----------   -----------

         Total loans..................  $    79,896   $    24,201   $   104,097
                                        ===========   ===========   ===========

       The total amount of loans due after December 31, 2004 that have fixed interest rates is $79.9 million, and the total amount of loans due after that date that have floating or adjustable interest rates is $24.2 million.

       ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are primarily secured by properties located in Madison County and the southern portion of Macoupin County. At December 31, 2003, $94.0 million, or 89.07% of our loan portfolio, consisted of one- to-four family residential mortgage loans. Included within these one-to-four-family loans were $249,401 in second mortgage loans and $6.28 million in home construction loans, at December 31, 2003. At December 31, 2003, the average balance of our one- to four-family loans was $71,457. Generally, one- to four-family residential mortgage loans are originated in amounts up to 95% of the lesser of the appraised value, tax assessment value, or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 90%. We will not make loans with a loan-to-value ratio in excess of 95% for loans secured by single- family homes. Fixed-rate loans generally are originated for terms of 15, 20 and 30 years. At December 31, 2003, our largest loan secured by one- to four-family real estate had a principal balance of $468,000 and was secured by a residence. This loan was performing in accordance with its repayment terms.

       We also offer adjustable-rate mortgage loans with one, two, three, five and seven year adjustment periods based on changes in either a designated United States Treasury index or a quarterly average national Cost of Funds Index. We originated $4.3 million in adjustable rate one- to four-family residential loans during the year ended December 31, 2003. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment to 13.75%, regardless of the initial rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

       Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically re-pricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At December 31, 2003, $15.3 million, or 16.4%, of our one- to four-family residential loans had adjustable rates of interest.

       All one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

       We currently offer adjustable-rate or fixed rate residential construction loans for the construction of owner-occupied, single-family residences. These loans generally are offered to borrowers who have a contract for construction of a single-family residence on property they own at the time of the loan origination in an amount of up to 80% of the value upon completion of construction. These owner-occupied construction loans are not separate loans which are paid off and then converted to permanent mortgage loans. Rather, these construction loans become permanent at the time of the loan, thereby, at times, creating loans that may have terms exceeding 30 years (e.g., 30 years and 9 months). At December 31, 2003, we had $6.3 million of one- to four-family construction loans, of which $2.9 million were for pre-sold residences. The remaining $3.4 million in construction loans were made to builders to finance the construction of residences that were not pre-sold. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project, the repayment of construction loans that are not pre-sold is dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest.

       Our second mortgage loans are generally adjustable-rate and offered in amounts up to 80% of the appraised value of the property securing the loan (including prior liens). Our second mortgage loans are generally made with maturities of less than ten years and are secured by the borrower's principal residence. Our procedures for underwriting these loans include an assessment of an applicant's credit history and an assessment of the value of the collateral in relation to the proposed loan amount.

       Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans over $250,000, we utilize outside independent appraisers approved by the Board of Directors. All one- to four-family loans below $250,000 must have either an independent appraisal or opinion of value, which, generally, is the property's tax bill. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

       NON-RESIDENTIAL REAL ESTATE LOANS. At December 31, 2003, $8.4 million, or 7.96%, of our total loan portfolio consisted of non-residential real estate loans. Non-residential real estate loans are secured by places of worship, mixed-use properties and other commercial office buildings, or raw land held for future development or in the process of being developed properties. We generally originate adjustable rate non-residential real estate loans with maximum terms of up to 15 years. In some cases, we originate such loans with up to 30-year terms. Generally, the maximum loan-to-value ratio of non-residential real estate loans is 80%, and 90% of the income from the property must be sufficient to cover the monthly mortgage payment, taxes, insurance and maintenance expense. At December 31, 2003, we had 32 non-residential real estate loans with an average outstanding balance of $262,501. At December 31, 2003, our largest loan secured by non-residential real estate was secured by a church. At December 31, 2003, none of our loans secured by non-residential real estate were classified as non-performing.

       We consider a number of factors in originating non-residential real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. Generally, non-residential real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loan. All non-residential loans over $250,000 are appraised by outside independent appraisers approved by the Board of Directors. All non-residential loans below $250,000 must have either an independent appraisal or opinion of value, which, generally, is the property's tax bill. Borrowers are required to sign non-residential notes in their individual (not corporate) capacity.

       We also make construction loans to area builders to finance the cost of completing homes on improved property. Construction loans are generally structured to become permanent mortgage loans once the construction is completed. At December 31, 2003, our largest construction loan was $1,400,000 of which $556,000 was advanced. The loan was performing in accordance with its repayment terms. Construction loans require the payment of interest only during the construction period. Construction loans will generally be made in amounts of up to 80% of the lower of the appraisal value of the property or the actual cost of the improvements. Funds are disbursed in accordance with a schedule reflecting the completion of portions of the project. At December 31, 2003, all of our construction loans were secured by properties located in our primary lending area.

       Construction loans generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. The risk of loss on a construction loan depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction. If the estimated cost of construction is inaccurate we may have to advance funds beyond the original amount committed in order to protect the value of the property.

       Loans secured by non-residential real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Non-residential real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

       MULTI-FAMILY REAL ESTATE LOANS. Loans secured by multi-family real estate totaled $2.4 million, or 2.29%, of our total loan portfolio at December 31, 2003. Multi-family real estate loans generally are secured by apartment buildings and rental properties. All of our multi-family real estate loans are secured by properties located within our lending area. At December 31, 2003, we had 15 multi-family real estate loans with an average principal balance of $161,356, and the largest multi-family real estate loan had a principal balance of $623,000. As of December 31, 2003 none of our loans secured by multi-family real estate were non-performing. Multi-family real estate loans generally are offered with adjustable interest rates that adjust after one, three or five years. The interest rate adjustments are tied to either a Treasury Bill Index tied to the adjustment period, or to a Cost of Funds Index. Multi-family loans generally are originated for terms of up to 15 years, and in some cases, we will make multi-family loans with terms of up to 30 years.

       We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loan. All multi-family real estate loans over $250,000 are appraised by outside independent appraisers approved by the board of directors. All multi-family real estate loans below $250,000 must either have an independent appraisal or an opinion of value, which, generally, is the property's tax bill. Borrowers are required to sign multi-family notes in their individual (not corporate) capacity.

       Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

       CONSUMER LOANS. We offer a small number of consumer loans, principally to First Federal customers residing in our primary market area with above-average credit ratings. Our consumer loans are generally made on new and used automobiles and amounted to $721,000, or 0.68%, of our total loan portfolio at December 31, 2003. We also originate share loans secured by deposit accounts.

       ORIGINATION AND SERVICING OF LOANS. Loan origination activities are primarily concentrated in Madison County and the southern portion of Macoupin County, Illinois. New loans are generated primarily from walk-in customers, customer referrals, attorneys, and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our single banking office. We service all loans that we originate.

       LOAN APPROVAL PROCEDURES AND AUTHORITY. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. All one- to four-family loans up to $400,000 may be approved by either our President, Vice President/Treasurer or Loan Officer. All other loans (except for consumer loans) and all one- to four-family loans in excess of $400,000 must be approved by the Board of Directors. In addition, the Board of Directors ratifies all loans (except consumer loans) approved by management.

       We generally require appraisals of all real property securing loans, although one- to four-family residential mortgage loans up to $250,000 can be approved without an appraisal. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

NON-PERFORMING AND PROBLEM ASSETS

       A computer-generated delinquency notice is mailed monthly to all delinquent borrowers, advising them of the amount of their delinquency. When a loan becomes 60 days delinquent, a letter from our attorney is sent advising the borrower of his or her failure to make payments as required. The borrower is given 30 days to make up the delinquent payments or to contact First Federal to make arrangements to bring the loan up to date over a longer period of time. If the borrower fails to bring the loan current in 30 days or to make arrangements to cure the delinquency over a longer period of time, foreclosure proceedings are started. We may consider forbearance in cases of a temporary loss of income if a plan is presented by the borrower to cure the delinquency in a reasonable period of time after his or her income resumes.

       Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they become more than 90 days delinquent unless the credit is well-secured and in the process of collection. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

       NON-PERFORMING LOANS AND NON-PERFORMING ASSETS. At December 31, 2003 and 2002, our non-performing loans and non-performing assets are as shown in the table below. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                        At December 31,
                                               --------------------------------
                                                    2003              2002
                                               --------------    --------------
                                                     (Dollars in thousands)
Non-accrual loans:
   One- to four-family.......................  $           --    $           --
   Multi-family..............................              --                --
   Non-residential...........................              --                --
   Consumer..................................              --                --
                                               --------------    --------------
     Total non-accrual loans.................              --                --
                                               --------------    --------------

Accruing loans delinquent 90 days or more:
     One- to four-family.....................  $          140               119
     Multi-family............................              --                --
     Non-residential.........................              --                --
                                               --------------    --------------
          Total non-performing loans                      140               119
                                               --------------    --------------

Real estate owned:
   One- to four-family.......................              --                --
   Commercial real estate....................              --                --
                                               --------------    --------------
      Total real estate owned................              --                --
                                               --------------    --------------

Total non-performing assets..................  $          140    $          119
                                               ==============    ==============
Allowance for loan losses attributable to
   non-performing loans......................  $           14    $           11


Ratios:
   Non-performing loans to total loans.......            0.13%             0.13%
   Non-performing assets to total assets.....            0.12              0.10


       The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    LOANS DELINQUENT FOR
                                    --------------------------------------------------
                                           60-89 DAYS              90 DAYS AND OVER                  TOTAL
                                    -----------------------    -----------------------     -----------------------
                                      NUMBER       AMOUNT        NUMBER       AMOUNT         NUMBER       AMOUNT
                                    ----------   ----------    ----------   ----------     ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 2003
   One- to four-family........              1    $       41             3   $      140             4    $      181
   Multi-family...............             --            --            --           --            --            --
   Non-residential............             --            --            --           --            --            --
   Consumer...................             --            --            --           --            --            --
     Total....................              1    $       41             3   $      140             4    $      181

AT DECEMBER 31, 2002
   One- to four-family........              4    $      148             2   $      114             6    $      262
   Multi-family...............             --            --            --           --            --            --
   Non-residential............             --            --            --           --            --            --
   Consumer...................             --            --             3            5             3             5
     Total....................              4    $      148             5   $      119             9    $      267

       CLASSIFIED ASSETS. Office of Thrift Supervision regulations provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

       An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.


       On the basis of management's review of its assets, at December 31, 2003 we had classified $181,500 of our assets as substandard (which consisted of three accruing loans secured by one- to four-family real estate) and $280 as doubtful. At December 31, 2003, none of our assets were classified as loss. Of the loans classified by management, $140,000 is included in the above nonperforming loans table. The allowance for loan losses related to classified assets totaled $16,000 at December 31, 2003, of which $14,000 was attributable to non performing loans.


       The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

ALLOWANCE FOR LOAN LOSSES

       Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. Once a loan becomes delinquent, we may establish a specific loan loss allowance based on a review of among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of December 31, 2003 was maintained at a level that represents management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

       In addition, the Office of Thrift Supervision and Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

       The following table sets forth activity in our allowance for loan losses for the years indicated.

                                                      AT OR FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                      ------------------------
                                                         2003          2002
                                                      ----------    ----------
                                                        (DOLLARS IN THOUSANDS)

Balance at beginning of year........................  $      399    $      399
                                                      ----------    ----------

Charge-offs:
   One- to four-family..............................          --            --
   Multi-family.....................................          --            --
   Non-residential..................................          --            --
   Consumer.........................................          --            --
                                                      ----------    ----------
     Total charge-offs..............................          --            --

Recoveries:
   One- to four-family..............................          --            --
   Multi-family.....................................          --            --
   Non-residential..................................          --            --
   Consumer.........................................          --            --
                                                      ----------    ----------
     Total recoveries...............................          --            --

Net (charge-offs) recoveries........................          --            --
Provision for loan losses...........................          30            --
                                                      ----------    ----------

Balance at end of year..............................  $      429    $      399
                                                      ==========    ==========

Ratios:
Net charge-offs to average loans outstanding........        0.00%         0.00%
Allowance for loan losses to non-performing loans...      306.43        335.29
Allowance for loan losses to total loans............        0.41          0.42

       Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                        AT DECEMBER 31,
                           ---------------------------------------------------------------------------------------------------------
                                               2003                                                     2002
                           --------------------------------------------------       ------------------------------------------------
                                                             PERCENT OF LOANS                                       PERCENT OF LOANS
                           ALLOWANCE FOR   LOAN BALANCES     IN EACH CATEGORY       ALLOWANCE FOR   LOAN BALANCES   IN EACH CATEGORY
                            LOAN LOSSES     BY CATEGORY       TO TOTAL LOANS         LOAN LOSSES     BY CATEGORY     TO TOTAL LOANS
                           -------------   -------------     ----------------       -------------   -------------   ----------------
                                                                    (DOLLARS IN THOUSANDS)
One- to four-family.....   $         372   $      93,967           89.07%           $         341   $      84,884         89.77%
Multi-family............               9           2,421            2.29                        9           2,464          2.61
Non-residential.........              32           8,400            7.96                       25           6,615          7.00
Consumer................               4             721            0.68                        8             584          0.62
                           -------------                                            -------------
   Total allocated
   allowance............             417                                                      383
Unallocated allowance                 12                                                       16
                           -------------   -------------     -------------          -------------   -------------   -------------
   Total................   $         429   $     105,509          100.00%           $         399   $      94,547        100.00%
                           =============   =============     =============          =============   =============   =============

       Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

       This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

INVESTMENTS

       INVESTMENTS AND MORTGAGE-BACKED SECURITIES. Our investment portfolio at December 31, 2003 consisted of $6.4 million in Federal agency obligations, $3.4 million in investment grade corporate debt securities and $65,000 in state and municipal securities, all of which are classified as available for sale. Our investment policy objectives are to maintain liquidity within the guidelines established by the Board of Directors.

       We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies thereof, and all of which are classified as held to maturity. At December 31, 2003, our mortgage-backed securities portfolio totaled $669,000, or 0.6% of total assets, and consisted of $600,000 in fixed-rate mortgage-backed securities guaranteed by Freddie Mac, and $69,000 in fixed rate mortgage-backed securities guaranteed by Ginnie Mae.

       AVAILABLE-FOR-SALE PORTFOLIO. The following table sets forth the composition of our available-for-sale portfolio at the dates indicated.

                                                                            AT DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                                  2003                              2002
                                                    -------------------------------   -------------------------------
                                                    AMORTIZED COST     FAIR VALUE     AMORTIZED COST     FAIR VALUE
                                                    --------------   --------------   --------------   --------------
                                                                            (IN THOUSANDS)
Investment Securities:
   Federal agency obligations..................     $        6,423   $        6,452   $        6,464   $        6,649
   Corporate debt securities...................              3,355            3,338            1,761            1,766
   State and municipal securities..............                 65               66            1,125            1,133
   Equity securities...........................                 --               --            1,333            1,289
                                                    --------------   --------------   --------------   --------------

   Total investment securities available
     for sale..................................     $        9,843   $        9,856   $       10,683   $       10,837
                                                    ==============   ==============   ==============   ==============

       HELD-TO-MATURITY PORTFOLIO. The following table sets forth the composition of our held-to-maturity portfolio at the dates indicated.

                                                                            AT DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                                  2003                              2002
                                                    -------------------------------   -------------------------------
                                                    AMORTIZED COST     FAIR VALUE     AMORTIZED COST     FAIR VALUE
                                                    --------------   --------------   --------------   --------------
                                                                            (IN THOUSANDS)
Mortgage-Backed Securities:
   Pass-through securities:
     Ginnie Mae................................     $           69   $           73   $          100   $          109
     Freddie Mac...............................                600              593               --               --
                                                    --------------   --------------   --------------   --------------

   Total mortgage-backed securities held to
     maturity..................................     $          669   $          666   $          100   $          109
                                                    ==============   ==============   ==============   ==============

       PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2003 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                                 MORE THAN ONE YEAR          MORE THAN FIVE YEARS
                                      ONE YEAR OR LESS           THROUGH FIVE YEARS           THROUGH TEN YEARS
                                  ------------------------    ------------------------     ------------------------
                                                 WEIGHTED                   WEIGHTED                     WEIGHTED
                                   AMORTIZED      AVERAGE      AMORTIZED     AVERAGE        AMORTIZED     AVERAGE
                                     COST          YIELD         COST         YIELD           COST         YIELD
                                  -----------   ----------    -----------   ----------     -----------   ----------
                                                               (DOLLARS IN THOUSANDS)
Available for Sale:
Investment Securities
   U.S. Government and agency
     securities................          600        3.65           2,824       4.69             2,999       3.60
   Corporate debt securities...          500        5.35           2,008       5.30                --         --
   State and municipal
     securities................           65        4.20              --         --                --         --
                                  -----------   ----------    -----------   ----------     -----------   ----------

   Total debt securities
     available for sale........     $  1,165        4.41%       $  4,832       4.94%         $  2,999       3.60%
                                  ===========   ==========    ===========   ==========     ===========   ==========

Held to Maturity:
Mortgage-Backed Securities
   Ginnie Mae..................     $     15        8.67%       $     23       8.97%         $     31       9.50%
   Freddie Mac.................           --          --              --         --               600       4.50
                                  -----------   ----------    -----------   ----------     -----------   ----------

   Total debt securities
     held to maturity..........     $     15        8.67%       $     23       8.97%         $    631       4.75%
                                  ===========   ==========    ===========   ==========     ===========   ==========

(CONTINUED)

                                    MORE THAN TEN YEARS               TOTAL SECURITIES
                                  ------------------------   -------------------------------------
                                                WEIGHTED                                WEIGHTED
                                   AMORTIZED     AVERAGE      AMORTIZED                  AVERAGE
                                     COST         YIELD         COST       FAIR VALUE      YIELD
                                  -----------   ----------   -----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)

Available for Sale:
Investment Securities
   U.S. Government and agency
     securities................           --         --           6,423        6,452        4.08
   Corporate debt securities...          847       5.06           3,355        3,338        5.25
   State and municipal
     securities................           --         --              65           66        4.20
                                  -----------   ----------   -----------   ----------   ----------

   Total debt securities
     available for sale........     $    847       5.06%       $  9,843     $  9,856        4.48%
                                  ===========   ==========   ===========   ==========   ==========

Held to Maturity:
Mortgage-Backed Securities
   Ginnie Mae..................     $     --         --%       $     69     $     73        9.15%
   Freddie Mac.................           --         --             600          593        4.50
                                  -----------   ----------   -----------   ----------   ----------

   Total debt securities
     held to maturity..........     $     --         --%       $    669     $    666     $  4.98%
                                  ===========   ==========   ===========   ==========   ==========

SOURCES OF FUNDS

       GENERAL. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of Chicago may be used in the short-term to compensate for reductions in deposits and to fund loan growth.

       DEPOSITS. Deposits are not actively solicited outside of the Edwardsville area, and a majority of our depositors are persons who work or reside in Madison County, Illinois. We offer a selection of deposit instruments, including passbook savings, money market deposit accounts (without check drawing features) and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not currently offer checking accounts. We do not accept brokered deposits.

       Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, we rely upon personalized customer service, long-standing relationships and rates near the upper-end of those offered in our market area.

       The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on historical experience, management believes our deposits are relatively stable. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At December 31, 2003, $70.5 million, or 72.04% of our deposit accounts were certificates of deposit, of which $39.2 million had maturities of one year or less.

       The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                                              YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------
                                                   2003                                     2002
                                  --------------------------------------    --------------------------------------
                                                               WEIGHTED                                  WEIGHTED
                                    AVERAGE                     AVERAGE      AVERAGE                      AVERAGE
                                    BALANCE       PERCENT        RATE        BALANCE       PERCENT         RATE
                                  -----------   -----------   ----------    -----------   -----------   ----------
Savings deposits..............    $     4,520        4.62%        1.39%     $     3,792        4.08%       2.19%
Money market deposits.........         21,639       22.14         1.74           20,351       21.89        2.26
                                  -----------   -----------                 -----------   -----------
                                       26,159       26.76         1.68           24,143       25.97        2.24
Certificates of deposit.......         71,578       73.24         3.29           68,829       74.03        4.35
                                  -----------   -----------                 -----------   -----------

   Total deposits.............    $    97,737      100.00%        2.86%     $    92,972      100.00%       3.80%
                                  ===========   ===========                 ===========   ===========

       The following table sets forth certificates of deposit by time remaining until maturity as of December 31, 2003.

                                                                           MATURITY
                                                  ---------------------------------------------------------
                                                   3 MONTHS OR   OVER 3 TO 6    OVER 6 TO 12     OVER 12
                                                      LESS          MONTHS         MONTHS         MONTHS          TOTAL
                                                  ------------   ------------   ------------   ------------   ------------
                                                                               (IN THOUSANDS)
Certificates of deposit less than $100,000...     $     10,289   $      8,681   $     15,309   $     26,607   $     60,886
Certificates of deposit of $100,000 or
   more (1)..................................            1,734            757          2,465          4,703          9,659
                                                  ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit..........     $     12,023   $      9,438   $     17,774   $     31,310   $     70,545
                                                  ============   ============   ============   ============   ============

_______________________
(1) The weighted average interest rates for these accounts, by maturity period, are: 2.93% for 3 months or less; 3.30% for 3 to 6 months; 2.31% for 6 to 12 months; and 3.85% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 3.25%.

       The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                                            AT DECEMBER 31, 2003
                         ---------------------------------------------------------------------------------------------
                                                             PERIOD TO MATURITY
                         ---------------------------------------------------------------------------------------------
                         LESS THAN ONE    ONE TO TWO      TWO TO THREE     MORE THAN                      PERCENT OF
                             YEAR            YEARS           YEARS        THREE YEARS       TOTAL            TOTAL
                         -------------   -------------   -------------   -------------   -------------   -------------
                                                           (DOLLARS IN THOUSANDS)
INTEREST RATE RANGE:
   2.00% and below...     $    12,173     $     4,102     $        --     $        --     $    16,275         23.07%
   2.01% to 3.00%....          23,192           2,345           3,294             208          29,039         41.16
   3.01% to 4.00%....           2,071           1,809           1,162           8,961          14,003         19.85
   4.01% to 5.00%....             592           1,242             959           2,322           5,115          7.25
   5.01% to 6.00%....             673             679              16           4,122           5,490          7.78
   6.01% and above...             532              91              --              --             623          0.89

   Total.............     $    39,233     $    10,268     $     5,431     $    15,613     $    70,545        100.00%

       BORROWINGS. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 2003, we had $4.0 million in advances and access to additional Federal Home Loan Bank advances of up to $42.3 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

                                                      AT OR FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                      --------------------------
                                                         2003            2002
                                                      ----------      ----------
                                                       (DOLLARS IN THOUSANDS)

Balance at end of period..........................    $   4,000       $     --
Average balance during period.....................        1,269             --
Maximum outstanding at any month end..............        4,000             --
Weighted average interest rate at end of period...         1.21%            --%
Average interest rate during period...............         1.18%            --%

PROPERTIES

       The following table provides certain information with respect to our banking office as of December 31, 2003:

                                  LEASED     YEAR ACQUIRED    NET BOOK VALUE OF
           LOCATION              OR OWNED      OR LEASED        REAL PROPERTY
           --------              --------      ---------        -------------

Main Office                        Owned          1964          $     829,000
300 St. Louis Street
Edwardsville, Illinois 62025

       The net book value of our premises, land and equipment was $873,000 at December 31, 2003.

SUBSIDIARY ACTIVITIES

       First Federal Financial Services, Inc.'s only subsidiary is First Federal. First Federal does not have any subsidiaries.

LEGAL PROCEEDINGS

       We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2003, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

PERSONNEL

       As of December 31, 2003, we had nine full-time employees and one part-time employee. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

       GENERAL. First Federal Financial Services, Inc. and First Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. First Federal Financial Services, Inc.'s and First Federal's tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Federal Financial Services, Inc. or First Federal.

       METHOD OF ACCOUNTING. For Federal income tax purposes, First Federal Financial Services, Inc. and First Federal currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing its federal income tax returns.

       BAD DEBT RESERVES. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), First Federal was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. First Federal was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At December 31, 2003 First Federal had no reserves subject to recapture.

       TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if First Federal failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules. At December 31, 2003, our total federal pre-1988 base year reserve was approximately $2.0 million. However, under current law, pre-1988 base year reserves remain subject to recapture if First Federal makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

       ALTERNATIVE MINIMUM TAX. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. First Federal has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

       NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2003, First Federal had no net operating loss carryforwards for federal income tax purposes.

       CORPORATE DIVIDENDS-RECEIVED DEDUCTION. First Federal Financial Services, Inc. may exclude from its income 100% of dividends received from First Federal as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE TAXATION

       ILLINOIS STATE TAXATION. First Federal Financial Services, Inc. is required to file Illinois income tax returns and pay tax at a stated tax rate of 7.3% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations.

                           SUPERVISION AND REGULATION

GENERAL

       First Federal is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. First Federal also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System. First Federal also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines First Federal and prepares reports for the consideration of its Board of Directors on any operating deficiencies. First Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of First Federal's mortgage documents.

       Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on First Federal Financial Services, Inc. and First Federal and their operations.

FEDERAL BANKING REGULATION

       BUSINESS ACTIVITIES. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, First Federal may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not exceed 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. First Federal also may establish subsidiaries that may engage in activities not otherwise permissible for First Federal, including real estate investment and securities and insurance brokerage.

       CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

       The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. First Federal does not typically engage in asset sales.

       At December 31, 2003, First Federal's capital exceeded all applicable requirements.

       LOANS-TO-ONE BORROWER. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2003, First Federal was in compliance with the loans-to-one borrower limitations.

       QUALIFIED THRIFT LENDER TEST. As a federal savings association, First Federal is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, First Federal must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

       "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. First Federal also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

       A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At December 31, 2003, First Federal satisfied this test.

       CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

       o the total capital distributions for the applicable calendar year exceed the sum of the association's net income for that year to date plus the association's retained net income for the preceding two years;

       o the association would not be at least adequately capitalized following the distribution;

       o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

       o the association is not eligible for expedited treatment of its filings.

       Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

       The Office of Thrift Supervision may disapprove a notice or application if:

       o the association would be undercapitalized following the distribution;

       o the proposed capital distribution raises safety and soundness concerns; or

       o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

       In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

       LIQUIDITY. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

       COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. First Federal received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

       TRANSACTIONS WITH RELATED PARTIES. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. First Federal Financial Services, Inc. is an affiliate of First Federal. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

       First Federal's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of First Federal's capital. In addition, extensions of credit in excess of certain limits must be approved by First Federal's Board of Directors.

       ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

       STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

       PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

       o well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

       o adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

       o undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

       o significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

       o      critically undercapitalized (less than 2% tangible capital).

       Generally, the banking regulator is required to appoint a receiver or conservator for an association that is "critically undercapitalized" within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings association will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of the savings association's assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it as maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase asset size or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

       At December 31, 2003, First Federal met the criteria for being considered "well-capitalized."

       INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in First Federal are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. First Federal's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

       PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

       FEDERAL HOME LOAN BANK SYSTEM. First Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Chicago, First Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of December 31, 2003, First Federal was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

       The Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2003, First Federal was in compliance with these reserve requirements.

The USA PATRIOT Act

       The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including thrifts, like First Federal. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

       The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

SARBANES-OXLEY ACT OF 2002

       The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.

       The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules requiring the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

       Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

HOLDING COMPANY REGULATION

       GENERAL. First Federal Financial Services, MHC and First Federal Financial Services, Inc. are nondiversified savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, First Federal Financial Services, MHC and First Federal Financial Services, Inc. are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over First Federal Financial Services, Inc. and First Federal Financial Services, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, First Federal Financial Services, Inc. and First Federal Financial Services, MHC are generally not subject to state business organization laws.

       PERMITTED ACTIVITIES. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as First Federal Financial Services, Inc. may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

       The Home Owners' Loan Act prohibits a savings and loan holding company, including First Federal Financial Services, Inc. and First Federal Financial Services, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than

5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

       The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

       WAIVERS OF DIVIDENDS BY FIRST FEDERAL FINANCIAL SERVICES, MHC. Office of Thrift Supervision regulations require First Federal Financial Services, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from First Federal Financial Services, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that First Federal Financial Services, MHC will waive dividends paid by First Federal Financial Services, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by First Federal Financial Services, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event First Federal Financial Services, MHC converts to stock form.

       CONVERSION OF FIRST FEDERAL FINANCIAL SERVICES, MHC TO STOCK FORM. Office of Thrift Supervision regulations permit First Federal Financial Services, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to First Federal Financial Services, Inc. (the "New Holding Company"), First Federal Financial Services, MHC's corporate existence would end, and certain depositors of First Federal would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than First Federal Financial Services, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in First Federal Financial Services, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by First Federal Financial Services, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event First Federal Financial Services, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

FEDERAL SECURITIES LAWS

       First Federal Financial Services, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, First Federal Financial Services, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Federal Financial Services, Inc. will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

       The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Federal Financial Services, Inc. may be resold without registration. Shares purchased by an affiliate of First Federal Financial Services, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Federal Financial Services, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Federal Financial Services, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Federal Financial Services, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Federal Financial Services, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   MANAGEMENT

SHARED MANAGEMENT STRUCTURE

       The directors of First Federal Financial Services, Inc. are those same persons who are the directors of First Federal. In addition, each executive officer of First Federal Financial Services, Inc. is also an executive officer of First Federal. Although there are no present plans to do so, both First Federal Financial Services, Inc. and First Federal may choose to appoint additional or different persons as directors and executive officers in the future. We expect that First Federal Financial Services, Inc. and First Federal will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to First Federal. These individuals may receive additional compensation for their services to First Federal Financial Services, Inc.

DIRECTORS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

       The Board of Directors of First Federal Financial Services, Inc. currently consists of eight members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the offering are directors Joseph Helms, Nina Baird and Donald Engelke. The class of directors whose term expires at the second annual meeting of stockholders following completion of the offering are directors Larry W. Mosby, Robert Richards and Joseph Stevens. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the offering are directors Harry Gallatin and Dean Pletcher.

EXECUTIVE OFFICERS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

       The following individuals are the executive officers of First Federal Financial Services, Inc. and hold the offices set forth below opposite their names.

        NAME               AGE(1)                   POSITION
-----------------------   --------  --------------------------------------------
Larry W. Mosby               62      President and Chief Executive Officer
Donald Engelke               40      Vice President and Chief Financial Officer
Linda Werner                 52      Secretary
___________________________
(1)    As of December 31, 2003.

       The executive officers of First Federal Financial Services, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

DIRECTORS OF FIRST FEDERAL

       COMPOSITION OF OUR BOARD. First Federal has eight directors. Directors of First Federal are elected annually by First Federal Financial Services, Inc. as its sole stockholder.

       The following table states our directors' names, their ages as of December 31, 2003, the calendar years when they began serving as directors and the years their current terms as directors will expire:



           DIRECTORS (1)              AGE (2)                     POSITION                      DIRECTOR SINCE (3)
----------------------------------   --------   --------------------------------------------  ---------------------
Larry W. Mosby                          62           President, Chief Executive Officer                1990
Nina Baird                              76                        Director                             1984
Harry Gallatin                          76                        Director                             1980
Donald Engelke                          40       Vice President and Chief Financial Officer            2003
Joseph Helms                            66                  Chairman of the Board                      1972
Dean Pletcher                           69                        Director                             1980
Robert Richards                         79                        Director                             1966
Joseph Stevens                          57                        Director                             1990

___________________________
(1) The address for each director is 300 St. Louis Street, Edwardsville, Illinois 62025.
(2)    As of December 31, 2003.
(3) All directors were appointed to the Board of Directors of First Federal Financial Services, Inc. upon its formation in January 2001, except for Mr. Engelke, who was appointed in 2003. The year indicated is the year each director was first elected or appointed to the Board of Directors of First Federal.


       THE BUSINESS BACKGROUND OF OUR DIRECTORS AND EXECUTIVE OFFICERS. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

       LARRY W. MOSBY has been a director of First Federal since 1990 and of First Federal Financial Services, Inc. since 2001. He has been Chief Executive Officer of First Federal since 1984 and President since 1996, and has been President and Chief Executive Officer of First Federal Financial Services, Inc. since its formation in January 2001.

       DONALD ENGELKE has been employed by First Federal since 1985 and has been Vice President and Treasurer since 1994. He has been Vice President and Chief Financial Officer of First Federal Financial Services, Inc. since its formation in January 2001. Mr. Engelke was appointed as a director of First Federal and First Federal Financial Services, Inc. in 2003.

       LINDA WERNER has been employed by First Federal since 1969. She is a Savings Officer of First Federal and also is the Corporate Secretary of First Federal and First Federal Financial Services, Inc.

       NINA BAIRD has been a director of First Federal since 1984 and of First Federal Financial Services, Inc since 2001. She is currently retired. Prior to her retirement, Ms. Baird served from 1981 through 2001, as the Edwardsville City Clerk, a full-time, elected position.

       HARRY GALLATIN has been a director of First Federal since 1980 and of First Federal Financial Services, Inc since 2001. He is currently retired. Prior to his retirement in 1991, he served on the faculty and as a golf and basketball coach and Athletic Director at Southern Illinois University-Edwardsville.

       JOSEPH HELMS is Chairman of the Board of Directors and has been a director of First Federal since 1972 and of First Federal Financial Services, Inc. since 2001. Dr. Helms is semi-retired. Prior to his retirement in 2002, Dr. Helms was a veterinarian at the Hawthorne Animal Hospital.

       DEAN PLETCHER has been a director of First Federal since 1980 and of First Federal Financial Services, Inc. since 2001. Prior to his retirement in 1996, Mr. Pletcher owned and operated Pletcher Funeral Home in Edwardsville, Illinois.

       ROBERT RICHARDS has been a director of First Federal since 1966 and of First Federal Financial Services, Inc. since 2001. He is semi-retired from the Richards Brick Company, a brick manufacturing and distributing company, where he retains the title of President.

       JOSEPH STEVENS has been a director of First Federal since 1990 and of First Federal Financial Services, Inc. since 2001. He is the owner of Market Basket Grocery and Garden Center, a retail business established in 1971.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

       Our Board of Directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2003, our Board of Directors held 12 regular meetings and one special meeting. No director attended fewer than 75% of such meetings.

       First Federal's Board of Directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2003, First Federal's Board of Directors held 12 regular and one special meeting.

COMMITTEES OF FIRST FEDERAL FINANCIAL SERVICES, INC.


       First Federal Financial Services, Inc. does not currently maintain any board committees, although we intend to establish standing Audit, Nominating and Compensation Committees following the offering.


       The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform First Federal Financial Services, Inc.'s annual audit, and will act as a liaison between the auditors and the Board of Directors. The Audit Committee will be comprised of directors who are "independent" under the current Nasdaq listing standards. The Company is seeking a new director who will be qualified as an "audit committee financial expert," as defined under applicable Securities and Exchange Commission regulations. As a non-SEC registered company, we have not been required to designate an "audit committee financial expert" pursuant to the Sarbanes-Oxley Act of 2002 or the Securities and Exchange Commission regulations.

       The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of non-employee directors.

       The Compensation Committee will establish First Federal Financial Services, Inc.'s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of First Federal Financial Services, Inc.'s non-employee directors.

DIRECTOR COMPENSATION

       DIRECTOR FEES. First Federal Financial Services, Inc. pays no fees for service on the Board of Directors or Board committees. First Federal pays the Chairman of the Board a fee of $1,500 for each scheduled meeting, and Director Baird, who serves as Secretary of the Board receives a fee of $1,400 for each scheduled meeting. Each other director receives a fee of $1,250 for each scheduled meeting. First Federal pays each non-employee Board member $150 for attendance at meetings of the Personnel Committee, the Audit Committee, the Investment Committee and the Retirement Plan Committee. First Federal paid fees totaling $126,650 to directors for the year ended December 31, 2003.

EXECUTIVE OFFICER COMPENSATION

       SUMMARY COMPENSATION TABLE. The following table sets forth for the year ended December 31, 2003, certain information as to the total remuneration paid by First Federal to our Chief Executive Officer. No other executive officer received salary and bonus for 2003 in excess of $100,000.

                                                      ANNUAL COMPENSATION(1)
                                               ----------------------------------------------------
                                                                           OTHER ANNUAL
                                                                           COMPENSATION     LTIP         ALL OTHER
      NAME AND PRINCIPAL POSITION       YEAR    SALARY($)      BONUS($)         ($)        PAYOUTS    COMPENSATION(2)
-------------------------------------  ------  ----------    -----------  --------------  ---------  ----------------
Larry W. Mosby, President
    and Chief Executive Officer....     2003     $92,346       $33,124          --            --          $35,071

___________________________
(1) Summary compensation information is excluded for the fiscal years ended December 31, 2002 and 2001, as First Federal Financial Services, Inc. was not a public company during those periods.
(2) Consists of $16,250 in director's fees and a profit sharing plan contribution of $18,821.


BENEFIT PLANS

       EMPLOYMENT AGREEMENT. First Federal plans to enter into an employment agreement with Mr. Mosby. First Federal Financial Services, Inc. will be a signatory to the agreement for the sole purpose of guaranteeing payments thereunder. The agreement is expected to have an initial term from the effective date through December 31, 2004. Commencing on December 31, 2004 and continuing on each December 31 thereafter (the "Anniversary Date"), the agreement for Mr. Mosby will be renewed for an additional year, subject to termination on notice as provided in the agreement. The initial base salary for Mr. Mosby provided in the agreement is expected to be his current salary of $96,963, subject to normal adjustments to reflect annual salary increases. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

       In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, Mr. Mosby would become fully vested in any outstanding unvested options or shares of restricted stock that have been awarded to him and his salary would be paid to him through the Anniversary Date.

       Under the employment agreement, Mr. Mosby agrees he will not compete with First Federal in St. Clair County or Madison County, Illinois during the period beginning on the effective date of the employment agreement until one year after the termination of the agreement. Upon termination of Mr. Mosby's employment for cause or in the event Mr. Mosby terminates his employment in breach of the employment agreement, he agrees not to compete with First Federal for a period of one year following termination of employment in St. Clair County or Madison County, Illinois. If Mr. Mosby is involuntarily terminated without cause, the non-compete provisions do not apply. Should he become disabled during the term of the employment agreement, he would be entitled to the payment of his base salary for six months following termination due to disability, provided that any amount paid him pursuant to any disability insurance would reduce the compensation he would receive. In the event Mr. Mosby dies while employed by First Federal, his estate will be paid his base salary for six months and his family will be entitled to continuation of medical, dental and other insurance benefits normally provided for the executive's family for six months. Mr. Mosby would be entitled to no additional benefits under the agreement upon retirement at age 65.

       INSURANCE PLAN. First Federal provides its full-time officers and employees with health and life insurance through the Illinois League of Financial Institutions.

       BONUS PLAN. First Federal maintains a Bonus Plan. The Plan is a non-tax qualified plan available to all First Federal employees. Under the Plan, First Federal distributes 5% of its annual pre-tax earnings to all employees, based upon an employee's years of service and salary level. In 2003, First Federal distributed in the aggregate $91,027 under the Bonus Plan to its employees.

       PROFIT SHARING PLAN. First Federal maintains a profit sharing plan (the "Profit Sharing Plan") which is a qualified, tax-exempt profit sharing plan with a salary-deferral feature under Section 401(k) of the Internal Revenue Code. All employees who have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.

       Under the Profit Sharing Plan, participants are permitted to make salary reduction contributions up to the maximum percentage of compensation and dollar amounts permissible under the Internal Revenue Code. In addition, First Federal makes a contribution of 15% of each eligible participant's compensation to such participant's account under the profit sharing portion of the plan. Of the 15% First Federal contribution, 10% is discretionary and 5% is guaranteed under the terms of the Profit Sharing Plan. To receive an allocation of the profit sharing contribution, a participant must be employed on the last day of the plan year. All employee contributions and earnings thereon are fully and immediately vested. All First Federal profit sharing contributions vest over a six-year period, at the rate of 20% per year, commencing upon completion of two years of service. Participants will also vest in First Federal's profit sharing contributions upon the attainment of retirement age, death or disability, regardless of their years of service. Plan benefits will be paid to each participant in either a lump sum payment in cash or in installments. At December 31, 2003, the market value of the Profit Sharing Plan trust fund was approximately $2,764,818.

FUTURE STOCK BENEFIT PLANS

       EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of First Federal adopted the employee stock ownership plan and the Board of Directors of First Federal Financial Services, Inc. has approved the employee stock ownership loan, effective at the closing of the offering. Employees who are at least 21 years old with at least one year of employment with First Federal are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from First Federal Financial Services, Inc. and use those funds to purchase a number of shares equal to 5% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from First Federal discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

       Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with First Federal's mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. First Federal's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

       STOCK OPTION PLAN. We may implement a stock option plan for our directors, officers and employees of First Federal Financial Services, Inc. and First Federal after the offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the offering. If the stock option plan is implemented within the first 12 months after the offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of First Federal Financial Services, Inc. eligible to be cast (excluding votes eligible to be cast by First Federal Financial Services, MHC). Pursuant to our Stock Issuance Plan and Office of Thrift Supervision regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than First Federal Financial Services, MHC.

       We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 10% of the shares sold in the offering, although we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the offering. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the offering, current regulations will require that:

       o non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

       o any one non-employee director may not receive more than 5% of the options authorized under the plan;

       o any officer or employee may not receive more than 25% of the options authorized under the plan;

       o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

       o accelerated vesting is not permitted except for death, disability or upon a change in control of First Federal or First Federal Financial Services, Inc.

       First Federal Financial Services, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

       RECOGNITION AND RETENTION PLAN. We may implement a recognition and retention plan for the directors, officers and employees of First Federal and First Federal Financial Services, Inc. after the offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the offering. If the recognition plan is implemented within the first 12 months after the offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of First Federal Financial Services, Inc. (excluding votes eligible to be cast by First Federal Financial Services, MHC). Pursuant to our stock issuance plan and Office of Thrift Supervision regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than First Federal Financial Services, MHC. If adopted within one year from the date of completion of the offering, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 4% of the shares sold in the offering, and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. The recognition and retention plan may authorize awards of more than 4% of the shares sold in the offering, if it is adopted after one year from the date of the completion of the offering.

       The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the offering, current regulations will require that:

       o all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

       o no non-employee director may receive more than 5% of the shares authorized under the plan;

       o no officer or employee may receive more than 25% of the shares authorized under the plan;

       o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

       o accelerated vesting is not permitted except for death, disability or upon a change of control of First Federal or First Federal Financial Services, Inc.

       Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

       In the ordinary course of business, First Federal makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (including interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

PARTICIPATION BY MANAGEMENT IN THE OFFERING


       The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of First Federal and their associates, and by all directors and executive officers as a group. These purchases of common stock are for investment purposes, and not for resale. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $1,510,000 of common stock, equal to 9.2%, 7.9%, 6.8% and 6.0% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                       AGGREGATE
                                        PURCHASE        NUMBER OF    PERCENT AT
NAME                                    PRICE(1)        SHARES(1)     MIDPOINT
---------------------------------    -------------    ------------  ------------
Larry W. Mosby                       $     250,000         25,000       1.3%
Joseph Helms                         $     250,000         25,000       1.3%
Robert Richards                      $     250,000         25,000       1.3%
Dean Pletcher                        $     150,000         15,000       0.8%
Harry Gallatin                       $     150,000         15,000       0.8%
Joseph Stevens                       $     250,000         25,000       1.3%
Donald Engelke                       $     100,000         10,000       0.5%
Nina Baird                           $     100,000         10,000       0.5%
Linda Werner                         $      10,000          1,000       0.1%

All directors and executive
  officers as a group.............   $   1,510,000        151,000       7.9%

___________________________
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Stock Issuance Plan.

                               THE STOCK OFFERING

       THE BOARD OF DIRECTORS OF FIRST FEDERAL FINANCIAL SERVICES, INC. AND THE OFFICE OF THRIFT SUPERVISION HAVE APPROVED THE PLAN, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION IN ITS APPROVAL. OFFICE OF THRIFT SUPERVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

       On December 18, 2003, our Board of Directors unanimously adopted the plan pursuant to which First Federal Financial Services, Inc. will sell shares of its common stock to depositors of First Federal and certain other persons, and issue shares of its common stock to First Federal Financial Services, MHC. After the stock offering, purchasers in the offering will own 45% of First Federal Financial Services, Inc.'s outstanding shares of common stock, and First Federal Financial Services, MHC will own 55% of First Federal Financial Services, Inc.'s outstanding shares of common stock.


       The aggregate price of the shares of common stock sold in the offering will be within the offering range. The offering range of between $16.3million and $22.0million has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the common stock of First Federal Financial Services, Inc. The appraisal was prepared by Keller & Company, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "How We Determined to Offer Between 1,629,450 Shares and 2,204,550 Shares and the $10.00 Price Per Share" on page 6 for additional information as to the determination of the estimated pro forma market value of the common stock.


       The following is a brief summary of all material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from First Federal upon request and is available for inspection at the offices of First Federal and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Where You Can Find More Information" on page 112.

REASONS FOR THE STOCK OFFERING

       The proceeds from the sale of common stock of First Federal Financial Services, Inc. will provide First Federal with additional capital, which may be used to support future growth, internally or through acquisitions. The stock offering will also enable First Federal Financial Services, Inc. and First Federal to increase their capital in response to any future regulatory capital requirements. Although First Federal currently exceeds all regulatory capital requirements, the sale of common stock will assist First Federal with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

       In addition, since First Federal competes with local and regional banks not only for customers, but also for employees, we believe that the stock offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, restricted stock plans and an employee stock ownership plan.

       After completion of the stock offering, the unissued common and preferred stock authorized by First Federal Financial Services, Inc.'s Charter, as well as any treasury shares that may have been repurchased, will permit First Federal Financial Services, Inc. to raise additional equity capital through further sales of securities and may permit First Federal Financial Services, Inc. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approval. First Federal Financial Services, Inc. currently has no plans with respect to additional offerings of securities.

       The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, First Federal Financial Services, Inc. will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See "How We Intend to Use the Proceeds from the Offering" on page 28 for a description of our intended use of proceeds.

       After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, the Board of Directors of First Federal Financial Services, Inc. unanimously approved the stock offering as being in the best interests of First Federal Financial Services, Inc., First Federal, and First Federal's depositors and the communities we serve.

OFFERING OF COMMON STOCK

       Under the stock issuance plan, up to 2,204,550 shares of First Federal Financial Services, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

       SUBSCRIPTION OFFERING. The subscription offering will expire at 12:00 noon, Illinois time, on June 14, 2004, unless otherwise extended by First Federal and First Federal Financial Services, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision, or the offering will not be effected. This period expires on August 11, 2004, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by August 11, 2004, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify First Federal of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to First Federal's notice, the funds submitted will be refunded to the subscriber with interest at First Federal's current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at First Federal's current passbook savings rate, and all withdrawal authorizations will be terminated.

       SUBSCRIPTION RIGHTS. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

       CATEGORY 1: ELIGIBLE ACCOUNT HOLDERS. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at First Federal, as of the close of business on September 30, 2002, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

       (i)    $150,000 of common stock;

       (ii) one-tenth of one percent of the total offering of common stock (excluding shares held by First Federal Financial Services, MHC); or

       (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

       If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in First

Federal in the one-year period preceding September 30, 2002 are subordinated to the subscription rights of other eligible account holders.

       CATEGORY 2: TAX-QUALIFIED EMPLOYEE PLANS. The stock issuance plan provides that tax-qualified employee plans of First Federal Financial Services, MHC, First Federal Financial Services, Inc., or First Federal, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 5% of the shares of common stock sold in the offering. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from First Federal Financial Services, Inc.

       CATEGORY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on March 31, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of:

       (i)    $150,000 of common stock;

       (ii)   one-tenth of one percent of the total offering of common stock; or

       (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

       If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

       First Federal Financial Services, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which First Federal

Financial Services, Inc. determines that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that First Federal Financial Services, Inc. or any of its officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

       COMMUNITY OFFERING. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by First Federal Financial Services, Inc. in a community offering to members of the general public to whom First Federal Financial Services, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Madison County, Illinois. Subject to the maximum purchase limitations, these persons, may purchase up to $150,000 of common stock. The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than August 11, 2004, unless extended by First Federal Financial Services, Inc. and First Federal. Subject to any required regulatory approvals, First Federal Financial Services, Inc. will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of First Federal Financial Services, Inc. and First Federal, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

       If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Madison County, Illinois whose order is accepted by First Federal Financial Services, Inc., in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in Madison County, Illinois, if possible. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in Madison County, Illinois whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Madison County, Illinois whose subscription remains unsatisfied. In the event orders for common stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for common stock in the community offering or any syndicated community offering shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

       SYNDICATED COMMUNITY OFFERING. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. First Federal Financial Services, Inc. and First Federal have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods, Inc. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

       The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $150,000 or 15,000 shares of common stock.

       Keefe, Bruyette & Woods, Inc. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with First Federal Financial Services, Inc. as of a certain order date for the purchase of shares of common stock. When and if First Federal Financial Services, Inc., in consultation with Keefe, Bruyette & Woods, Inc., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods, Inc. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by First Federal for each selected dealer. Each customer's funds so forwarded to First Federal, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by First Federal from selected dealers, funds will earn interest at First Federal's passbook rate until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not completed as described above.

       The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by First Federal Financial Services, Inc. and First Federal with the approval of the Office of Thrift Supervision.

       LIMITATIONS ON PURCHASE OF SHARES. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

       A. The aggregate amount of outstanding common stock of First Federal Financial Services, Inc. owned or controlled by persons other than First Federal Financial Services, MHC, at the close of the offering shall be less than 50% of First Federal Financial Services, Inc.'s total outstanding common stock.

       B. The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $150,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $250,000 of the common stock offered in the offering, except that: (i) First Federal Financial Services, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

       C. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of First Federal Financial Services, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of First Federal Financial Services, Inc. or First Federal that are attributable to such person shall not be counted.

       D. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by one or more non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of First Federal Financial Services, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of First Federal Financial Services, Inc. or First Federal that are attributable to such person shall not be counted.

       E. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of First Federal Financial Services, Inc. at the conclusion of the offering.

       F. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of First Federal Financial Services, Inc. at the conclusion of the offering

       G. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by all stock benefit plans of First Federal Financial Services, Inc. or First Federal, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of First Federal Financial Services, Inc. held by persons other than the First Federal Financial Services, MHC.

       H. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than First Federal Financial Services, MHC, at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

       I. The aggregate amount of common stock acquired in the offering, plus all prior issuances by First Federal Financial Services, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders' equity of First Federal Financial Services, Inc. held by persons other than First Federal Financial Services, MHC, at the conclusion of the offering.

       J. Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. First Federal Financial Services, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

       K. The Board of Directors of First Federal Financial Services, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

       L. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

       For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term "associate" is used above to indicate any of the following relationships with a person:

       o any corporation or organization, other than First Federal Financial Services, MHC, First Federal Financial Services, Inc. or First Federal or a majority-owned subsidiary of First Federal Financial Services, Inc. or First Federal, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

       o any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

       o      any person who is related by blood or marriage to such person and
              (i) who lives in the same house as the person; or (ii) who is a director or senior officer of First Federal Financial Services, MHC, First Federal Financial Services, Inc. or First Federal or a subsidiary thereof; and

       o any person acting in concert with the persons or entities specified above.

       As used above, the term "acting in concert" means:

       o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

       o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

       o a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

       Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

       The Boards of Directors of First Federal Financial Services, Inc. and First Federal may, in their sole discretion, increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 0.10% of the shares offered in the offering. Requests to purchase shares of First Federal Financial Services, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of First Federal Financial Services, Inc. and First Federal, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

       Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of First Federal or First Federal Financial Services, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

TAX EFFECTS OF THE STOCK OFFERING

       We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering on First Federal and First Federal Financial Services, Inc., and as to the generally applicable material federal income tax consequences of the stock offering on our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, and on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

       1. we will not recognize gain or loss upon the exchange by our mutual holding company of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with our stock offering;

       2. no gain or loss or taxable income will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

       3. it is more likely than not that the tax "basis" of our common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the stock offering; and

       4. no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the stock offering.

       The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

       The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

       We also have received an opinion from RSM McGladrey Inc., that the Illinois state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

       We also have received a letter from Keller & Company, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

       If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS

       Subscription rights are nontransferable. First Federal Financial Services, Inc. may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. FIRST FEDERAL AND FIRST FEDERAL FINANCIAL SERVICES, INC. WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF THESE RIGHTS. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of First Federal and First Federal Financial Services, Inc.

PLAN OF DISTRIBUTION AND MARKETING ARRANGEMENTS

       Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers must send payment directly to First Federal, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

       To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering;
(ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods will receive a management fee of $25,000 and a success fee equal to 1.35% of the dollar amount of shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods with respect to shares purchased by officers, directors and employees or their immediate families, or shares purchased by our tax-qualified and non-qualified employee benefit plans, currently estimated to total 232,473 shares, 261,228 shares and 277,762 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.


       We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort and for attorney's fees in an amount not to exceed $55,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

       Keefe, Bruyette & Woods, Inc., at no additional fee to us, will also perform records management services for First Federal in the offering.

       Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of First Federal Financial Services, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

HOW WE DETERMINED STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED

       The stock issuance plan and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained Keller & Company, Inc. to make the independent valuation. Keller & Company, Inc. will receive a fee of $25,000, which amount does not include a fee of $10,000 to be paid to Keller & Company, Inc. for assistance in the preparation of a business plan. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller & Company, Inc.'s liability results from its negligence or bad faith.

       The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the financial statements. Keller & Company, Inc. also considered the following factors, among others:

       o the present and projected operating results and financial condition of First Federal and the economic and demographic conditions in our existing market area;

       o      historical, financial and other information relating to First
              Federal;

       o a comparative evaluation of the operating and financial statistics of First Federal with those of other publicly traded subsidiaries of holding companies;

       o      the aggregate size of the offering;

       o the impact of the offering on our stockholders' equity and earnings potential;

       o the proposed dividend policy of First Federal Financial Services, Inc.; and

       o the trading market for securities of comparable institutions and general conditions in the market for such securities.


       On the basis of the foregoing, Keller & Company, Inc. advised us that as of April 23, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $36.21 million to a maximum of $48.99 million, with a midpoint of $42.6 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering and 55% should be held by First Federal Financial Services, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that First Federal Financial Services, Inc. will issue to our mutual holding company will range from 1,991,550 shares to 2,694,450 shares, with a midpoint of 2,343,000 shares, and the number of shares sold in the offering will range from 1,629,450 shares to 2,204,550 shares, with a midpoint of 1,917,000 shares.


       The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended December 31, 2003, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.


       Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $56,338,500 and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 5,633,850 shares. Under such circumstances the number of shares sold in the offering will be increased to 2,535,233 shares and the number of shares held by First Federal Financial Services, MHC, will be increased to 3,098,617 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "Offering of Common Stock-Limitations On Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.


       The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company, Inc. did not independently verify the financial statements and other information provided by First Federal Financial Services, Inc., nor did Keller & Company, Inc. value independently the assets or liabilities of First Federal. The independent valuation considers First Federal Financial Services, Inc. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

       The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $56,338,500 or a decrease in the pro forma market value to less than $36,210,000, then First Federal Financial Services, Inc., after consulting with the Office of Thrift Supervision, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the date of the approval by the OTS of the stock issuance plan, or _________, 2006.

       An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Federal Financial Services, Inc.'s pro forma earnings and stockholders' equity on a per share basis, while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Federal Financial Services, Inc.'s pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data" on page 34.

       Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of First Federal and the other locations specified under "Where You Can Find More Information" on page 112.

       No sale of shares of common stock may occur unless, prior to such sale, Keller & Company, Inc. confirms to Federal Financial Services, Inc. and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Federal Financial Services, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision approval. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

       PROSPECTUS DELIVERY. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

       EXPIRATION DATE. The offering will terminate at 12:00 noon, Illinois time on June 14, 2004, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is August 11, 2004, or, if approved by the Office of Thrift Supervision, for an additional period after August 11, 2004 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than August 11, 2004, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

       USE OF ORDER FORMS. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of First Federal, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by First Federal prior to 12:00 noon, Illinois time on June 14, 2004. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

       To ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the Stock Issuance Plan. Our interpretation of the terms and conditions of the Stock Issuance Plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

       WE ARE NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED ORDER FORMS. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

       PAYMENT FOR SHARES. Full payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) cash, if delivered in person, (although we prefer that you exchange cash for a First Federal bank check) (ii) check or money order, or
(iii) authorization of withdrawal from a deposit account maintained with First Federal. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

       Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

       Interest penalties for early withdrawal applicable to certificate of deposit accounts at First Federal will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

       Payments received by First Federal will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

       If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

       Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at First Federal. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. The transfer of funds to a new trustee takes time, so please make arrangements as soon as possible.

       Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond August 11, 2004.

       Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the syndicated offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either
(a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., Illinois time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to First Federal.

       DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

RESTRICTIONS ON PURCHASE OR TRANSFER OF STOCK BY DIRECTORS AND OFFICERS

       All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by First Federal Financial Services, Inc.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation--Federal Securities Laws."

       Purchases of outstanding shares of common stock of First Federal Financial Services, Inc. by directors, executive officers, or any person who was an executive officer or director of First Federal after adoption of the stock issuance plan, and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of First Federal Financial Services, Inc.'s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

       First Federal Financial Services, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of First Federal Financial Services, Inc. may be resold without registration. Shares purchased by an affiliate of First Federal Financial Services, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If First Federal Financial Services, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Federal Financial Services, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Federal Financial Services, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by First Federal Financial Services, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

       Under guidelines of the NASD, members of the NASD and their associates face certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the securities.

INTERPRETATION, AMENDMENT AND TERMINATION

       All interpretations of the stock issuance plan by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of First Federal Financial Services, Inc., the stock issuance plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the OTS and at any time thereafter with concurrence of the OTS. The stock issuance plan may be terminated by a majority vote of the Board of Directors of First Federal Financial Services, Inc. at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

STOCK INFORMATION CENTER


       If you have any questions regarding the offering, please call the Stock Information Center at (618)____-_______, Monday through Thursday from 9:00 a.m. to 4:00 p.m., Illinois time, or between 9:00 a.m. and 12:00 noon on Friday.


           RESTRICTIONS ON THE ACQUISITION OF FIRST FEDERAL FINANCIAL
                        SERVICES, INC. AND FIRST FEDERAL

       The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire First Federal Financial Services, Inc., First Federal or their respective capital stock are described below. Also discussed are certain provisions in First Federal Financial Services, Inc.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire First Federal Financial Services, Inc.

FEDERAL LAW

       The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

       The Office of Thrift Supervision may prohibit an acquisition of control if:

       o      it would result in a monopoly or substantially lessen competition;

       o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

       o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

       These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

       For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire the beneficial ownership of more than 10% of the voting stock of First Federal Financial Services, Inc. or First Federal without the prior approval of the Office of Thrift Supervision's prior approval.

CORPORATE GOVERNANCE PROVISIONS IN THE CHARTER AND BYLAWS OF FIRST FEDERAL FINANCIAL SERVICES, INC.

       The following discussion is a summary of provisions of the charter and bylaws of First Federal Financial Services, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

       CLASSIFIED BOARD OF DIRECTORS. The Board of Directors of First Federal Financial Services, Inc. is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class is elected by stockholders of First Federal Financial Services, Inc. for a three-year term. A classified board promotes continuity and stability of management of First Federal Financial Services, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

       AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK. Following the stock offering, First Federal Financial Services, Inc. will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of First Federal Financial Services, Inc." Although these shares could be used by the Board of Directors of First Federal Financial Services, Inc. to make it more difficult or to discourage an attempt to obtain control of First Federal Financial Services, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since First Federal Financial Services, MHC owns a majority of the common stock.

       NO CUMULATIVE VOTING. First Federal Financial Services, Inc.'s charter provides that there will not be cumulative voting by stockholders for the election of First Federal Financial Services, Inc.'s directors. No cumulative voting rights means that First Federal Financial

Services, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of First Federal Financial Services, Inc. to be elected at that meeting. This could prevent minority stockholder representation on First Federal Financial Services, Inc.'s Board of Directors.

       PROCEDURES FOR STOCKHOLDER NOMINATIONS. First Federal Financial Services, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of First Federal Financial Services, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of First Federal Financial Services, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

BENEFIT PLANS

       In addition to the provisions of First Federal Financial Services, Inc.'s charter and bylaws described above, certain benefit plans that First Federal Financial Services, Inc. and First Federal may adopt in connection with or following the stock offering contain provisions which also may discourage hostile takeover attempts which the Board of Directors of First Federal might conclude are not in the best interests of First Federal Financial Services, Inc. and First Federal or First Federal Financial Services, Inc.'s stockholders.

                         DESCRIPTION OF CAPITAL STOCK OF
                     FIRST FEDERAL FINANCIAL SERVICES, INC.

GENERAL

       First Federal Financial Services, Inc. is authorized to issue 10,000,000 shares of common stock having a par value of $.10 per share and 1,000,000 shares of serial preferred stock. Each share of First Federal Financial Services, Inc.'s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of First Federal Financial Services, Inc.'s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of First Federal Financial Services, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

       First Federal Financial Services, Inc. currently expects that it will have a maximum of up to 4,899,000 shares of common stock outstanding after the stock offering, of which 2,204,550 shares will be held by persons other than First Federal Financial Services, MHC. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although First Federal Financial Services, MHC, so long as it is in existence, must own a majority of First Federal Financial Services, Inc.'s outstanding shares of common stock. First Federal Financial Services, Inc.'s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. First Federal Financial Services, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.


COMMON STOCK

       DISTRIBUTIONS. First Federal Financial Services, Inc. can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of First Federal Financial Services, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of First Federal Financial Services, Inc. out of funds legally available therefor. If First Federal Financial Services, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

       VOTING RIGHTS. Upon the effective date of the stock offering, the holders of common stock of First Federal Financial Services, Inc. will possess exclusive voting rights in First Federal Financial Services, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of First Federal Financial Services, Inc. and First Federal." If First Federal Financial Services, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

       LIQUIDATION. In the event of any liquidation, dissolution or winding up of First Federal, First Federal Financial Services, Inc., as holder of First Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal, including all deposit accounts and accrued interest thereon, all assets of First Federal available for distribution. In the event of liquidation, dissolution or winding up of First Federal Financial Services, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Federal Financial Services, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

       RIGHTS TO BUY ADDITIONAL SHARES. Holders of the common stock of First Federal Financial Services, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if First Federal

Financial Services, Inc. issues more shares in the future. The common stock is not subject to redemption.

PREFERRED STOCK

       None of the shares of First Federal Financial Services, Inc.'s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. First Federal Financial Services, Inc. has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR


       The Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.


                              LEGAL AND TAX MATTERS

       The legality of the common stock and the federal income tax consequences of the offering have been passed upon for First Federal and First Federal Financial Services, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The Illinois state income tax consequences of the offering have been passed upon for First Federal and First Federal Financial Services, Inc. by RSM McGladrey Inc. Luse Gorman Pomerenk & Schick, P.C. and RSM McGladrey Inc. have consented to the references in this prospectus to their opinions. Certain legal matters regarding the offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, LLP.

                                     EXPERTS

       The consolidated financial statements of First Federal Financial Services, Inc. at December 31, 2003 and 2002 and for the years then ended, appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP and J.W. Boyle & Co., Ltd., respectively, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

       On November 20, 2003, we elected to change our independent auditors to McGladrey & Pullen, LLP from J.W. Boyle & Co., Ltd. The decision to change independent auditors was approved by the Board of Directors. J.W. Boyle & Co., Ltd.'s report on the consolidated financial statements of the Company for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, auditing scope or accounting principles. During the two years ended December 31, 2002, we had no disagreements with J.W. Boyle & Co., Ltd. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of J.W. Boyle & Co., Ltd., would have caused it to make reference to the subject matter of the disagreements in connection with its report.

       Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to First Federal and First Federal Financial Services, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its valuation with respect to subscription rights.

                       WHERE YOU CAN FIND MORE INFORMATION

       First Federal Financial Services, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

       First Federal has filed an Application MHC-2 with the Office of Thrift Supervision with respect to the offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

       A copy of the charter and bylaws of First Federal Financial Services, Inc. are available without charge from First Federal.

                            REGISTRATION REQUIREMENTS

       In connection with the offering, First Federal Financial Services, Inc. will register the common stock with the Securities and Exchange Commission under
Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, First Federal Financial Services, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, First Federal Financial Services, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the offering.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONTENTS




--------------------------------------------------------------------------------
Independent Auditors' Report                                     F-2 and F-2a
--------------------------------------------------------------------------------

Consolidated Financial Statements

Consolidated balance sheets                                      F-3
Consolidated statements of income                                F-4
Consolidated statements of stockholder's equity                  F-5
Consolidated statements of cash flows                            F-6 and F-7
Notes to consolidated financial statements                       F-8 - F-27

--------------------------------------------------------------------------------



All schedules are omitted as the required information is either not applicable or is presented in the consolidated financial statements or related notes.

[LOGO] MCGLADREY & PULLEN
       Certified Public Accountants




INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheet of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2003, and the related consolidated statements of income, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of First Federal Financial Services, Inc. and Subsidiary for the year ended December 31, 2002 were audited by other auditors whose report, dated January 16, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ MCGLADREY & PULLEN, LLP

Champaign, Illinois
January 23, 2004



McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

                          CERTIFIED PUBLIC ACCOUNTANTS

                             J.W. BOYLE & CO., LTD.

                                ESTABLISHED 1924





                  INDEPENDENT PUBLIC ACCOUNTANTS' AUDIT REPORT




To the Board of Directors
First Federal Financial Services,  Inc.
  And Subsidiary
Edwardsville, Illinois


We have audited the accompanying consolidated balance sheet of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of income, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Financial Services, Inc, and Subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.





/s/ J.W. BOYLE & CO., LTD.

J.W. BOYLE & CO., LTD.

January 16, 2003


                                      F-2A


FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
                                                                                           2003                2002
---------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                             $        1,343,860    $        369,844
Federal funds sold                                                                             800,000           3,900,000
                                                                                   ----------------------------------------
        TOTAL CASH AND CASH EQUIVALENTS                                                      2,143,860           4,269,844
Interest-bearing time deposits                                                                 500,000             500,000
Securities available for sale                                                                9,856,218          10,837,041
Securities held to maturity (fair value of $665,577 and $109,349 at
  December 31, 2003 and 2002, respectively)                                                    668,602             100,028
Federal Home Loan Bank stock                                                                 5,401,700           4,884,000
Loans, net of allowance for loan losses of $428,700 and $398,700
  at December 31, 2003 and 2002, respectively                                              101,144,595          91,695,146
Property and equipment                                                                         873,029             907,721
Accrued interest receivable                                                                    299,587             308,180
Other assets                                                                                    83,216             147,669
                                                                                   ----------------------------------------

        TOTAL ASSETS                                                                $      120,970,807    $    113,649,629
                                                                                   ========================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
  Deposits:
    Savings                                                                         $       27,386,692    $     25,063,197
    Time, $100,000 and over                                                                  9,659,495          11,048,426
    Other time                                                                              60,885,145          59,951,179
                                                                                   ----------------------------------------
        TOTAL DEPOSITS                                                                      97,931,332          96,062,802
  Advances from Federal Home Loan Bank                                                       4,000,000                   -
  Accrued interest payable                                                                      13,243              12,662
  Other liabilities                                                                            307,506             381,702
                                                                                   ----------------------------------------
        TOTAL LIABILITIES                                                                  102,252,081          96,457,166
                                                                                   ----------------------------------------

Commitments, Contingencies and Credit Risk (Note 10)

Stockholder's Equity
  Preferred stock, $.10 par value, 1,000,000 shares authorized,
    no shares issued                                                                                 -                   -
  Common stock, $.10 par value, 10,000,000 shares authorized,
    100 shares issued and outstanding                                                               10                  10
  Additional paid-in capital                                                                     4,990               4,990
  Retained earnings                                                                         18,705,730          17,093,013
  Accumulated other comprehensive income                                                         7,996              94,450
                                                                                   ----------------------------------------
        TOTAL STOCKHOLDER'S EQUITY                                                          18,718,726          17,192,463
                                                                                   ----------------------------------------

        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                  $      120,970,807    $    113,649,629
                                                                                   ========================================

See Accompanying Notes to Consolidated Financial Statements.


FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002
                                                                                           2003                2002
---------------------------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                                                        $        6,097,867    $      6,724,606
  Securities:
    Taxable interest income                                                                    520,735             454,058
    Nontaxable interest income                                                                   9,262              52,623
    Dividends                                                                                  337,229              92,965
  Interest bearing deposits                                                                     42,145              65,800
                                                                                   ----------------------------------------
        TOTAL  INTEREST INCOME                                                               7,007,238           7,390,052
                                                                                   ----------------------------------------

Interest expense
  Deposits                                                                                   2,797,470           3,534,896
  Advances from Federal Home Loan Bank                                                          14,935                   -
                                                                                   ----------------------------------------
        TOTAL  INTEREST EXPENSE                                                              2,812,405           3,534,896
                                                                                   ----------------------------------------

        NET INTEREST INCOME                                                                  4,194,833           3,855,156

Provision for loan losses                                                                       30,000                   -
                                                                                   ----------------------------------------

        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                  4,164,833           3,855,156
                                                                                   ----------------------------------------

Other income:
  (Loss) on sale of securities available for sale                                              (45,777)                  -
  Other                                                                                         16,715              10,875
                                                                                   ----------------------------------------
                                                                                               (29,062)             10,875
                                                                                   ----------------------------------------

Other expenses:
  Compensation and employee benefits                                                           783,682             722,407
  Occupancy expense                                                                             95,399             105,438
  Data processing services                                                                      61,318              61,385
  Advertising                                                                                   38,243              38,224
  Director fees                                                                                126,650             125,400
  Charitable contributions                                                                     218,625             210,489
  Other                                                                                        203,691             169,422
                                                                                   ----------------------------------------
                                                                                             1,527,608           1,432,765
                                                                                   ----------------------------------------

        INCOME BEFORE INCOME TAXES                                                           2,608,163           2,433,266

Income taxes                                                                                   995,446             756,091
                                                                                   ----------------------------------------

        NET INCOME                                                                  $        1,612,717    $      1,677,175
                                                                                   ========================================

Basic and diluted earnings per share                                                $        16,127.17    $      16,771.75
                                                                                   ========================================

See Accompanying Notes to Consolidated Financial Statements.


FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002
                                                                                                Accumulated
                                                                   Additional                      Other
                                                        Common      Paid-In     Retained       Comprehensive
                                                         Stock      Capital     Earnings       Income (Loss)           Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                $ 10      $ 4,990   $ 15,415,838       $ (42,484)       $   15,378,354

Comprehensive income:
  Net income                                                 -            -      1,677,175               -             1,677,175
  Other comprehensive income, net of tax:
    Unrealized gains on securities available for sale
      arising during period, net of taxes of $86,591         -            -              -         136,934               136,934
                                                                                                                 -------------------
  Comprehensive income                                       -            -              -               -             1,814,109
                                                        ----------------------------------------------------------------------------

Balance, December 31, 2002                                  10        4,990     17,093,013          94,450            17,192,463

Comprehensive income:
  Net income                                                 -            -      1,612,717               -             1,612,717
  Other comprehensive income, net of tax:
    Unrealized losses on securities available for sale
      arising during period, net of taxes of $(70,692)       -            -              -               -              (116,209)
    Reclassification adjustment for losses included
      in net income, net of tax benefit of $16,022           -            -              -               -                29,755
                                                                                                                 -------------------
    Net unrealized holding losses                            -            -              -         (86,454)              (86,454)
                                                                                                                 -------------------
  Comprehensive income                                       -            -              -               -             1,526,263
                                                        ----------------------------------------------------------------------------

Balance, December 31, 2003                                $ 10      $ 4,990   $ 18,705,730       $   7,996        $   18,718,726
                                                        ============================================================================

See Accompanying Notes to Consolidated Financial Statements.


FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
                                                                                           2003                2002
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                                                        $        1,612,717    $      1,677,175
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Deferred income taxes                                                                       (9,499)           (122,505)
    Amortization of:
      Deferred loan origination (fees) costs, net                                              155,909               2,125
      Premiums and discounts on securities                                                      45,356              53,686
    Provision for loan losses                                                                   30,000                   -
    Loss on sale of securities available for sale                                               45,777                   -
    Depreciation and amortization                                                               46,427              65,926
    Stock dividends                                                                           (397,700)            (44,300)
    Change in assets and liabilities:
      (Increase) decrease in accrued interest receivable                                         8,593             (97,136)
      (Increase) decrease in other assets                                                       82,330             (66,731)
      Increase (decrease) in accrued interest payable                                              581                (448)
      Increase (decrease) in other liabilities                                                 (27,904)             78,457
                                                                                   ----------------------------------------
        NET CASH FLOWS FROM OPERATING ACTIVITIES                                             1,592,587           1,546,249
                                                                                   ----------------------------------------

Cash Flows from Investing Activities
  Increase in interest-bearing time deposits, net                                                    -            (500,000)
  Available-for-sale securities
    Purchases                                                                               (8,294,234)         (1,100,000)
    Proceeds from sale                                                                       1,287,450                   -
    Proceeds from calls and maturities                                                       7,760,000           1,860,000
  Held-to-maturity securities
    Purchases                                                                                 (770,218)                  -
     Proceeds from paydowns                                                                    196,994              35,587
  Federal Home Loan Bank Stock
     Purchases                                                                              (1,000,000)         (4,000,000)
     Redemptions                                                                               880,000                   -
  Loan originations, net of principal collected                                             (9,635,358)         (2,655,881)
  Purchase of property and equipment                                                           (11,735)            (13,283)
                                                                                   ----------------------------------------
        NET CASH FLOWS FROM INVESTING ACTIVITIES                                    $       (9,587,101)   $     (6,373,577)
                                                                                   ----------------------------------------

                                                             (Continued)


FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                         2003                 2002
------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase in savings accounts                                                  $    2,323,495        $   1,381,960
  Net increase (decrease) in time accounts                                                (454,965)           2,897,429
  Advances from Federal Home Loan Bank                                                   4,000,000                    -
                                                                               -----------------------------------------
        NET CASH FLOWS FROM FINANCING ACTIVITIES                                         5,868,530            4,279,389
                                                                               -----------------------------------------

        NET (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (2,125,984)            (547,939)

Cash and cash equivalents:
  Beginning                                                                              4,269,844            4,817,783
                                                                               -----------------------------------------

  Ending                                                                            $    2,143,860        $   4,269,844
                                                                               =========================================

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                                                        $    2,811,824        $   3,535,344
    Income taxes, net of refunds                                                           971,213              940,084

See Accompanying Notes to Consolidated Financial Statements.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Federal Financial Services, Inc. (the Company) is a one-bank holding company, whose bank subsidiary, First Federal Savings and Loan Association of Edwardsville (the Association), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Association is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Association are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The Company is a wholly owned subsidiary of First Federal Financial Services, MHC, a federally chartered mutual holding company.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of First Federal Financial Services, Inc. have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice in the banking industry.

The consolidated financial statements include the accounts of First Federal Financial Services, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Edwardsville. All material intercompany accounts and transactions have been eliminated in the consolidation.

ESTIMATES

In preparing the accompanying consolidated financial statements, the Company's management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from interest-bearing time deposits, loans and deposits are treated as net increases or decreases in the statement of cash flows.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

INTEREST-BEARING TIME DEPOSITS

Interest-bearing time deposits in banks mature within one year and are carried at cost. At December 31, 2003, time deposits include $250,000 that mature in 2005 and $250,000 that mature in 2007.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

FEDERAL HOME LOAN BANK STOCK

The Association's required investment in the capital stock of the Federal Home Loan Bank is carried at cost as fair values are not readily determinable.

LOANS

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans through Edwardsville, Illinois and the surrounding area. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

                                                                Years
                                                            -------------
Building and improvements                                       15-50
Furniture and equipment                                          5-10

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not realizable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER COMMON SHARE

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. There were no dilutive potential common shares outstanding at December 31, 2003 or 2002.

                                                           Year Ended
                                                          December 31,
                                                --------------------------------
                                                      2003            2002
                                                --------------------------------
Net income available to common stockholders      $    1,612,717   $   1,677,175
                                                ================================

Basic potential common shares:
  Weighted average shares outstanding                       100             100

Diluted potential common shares:
  Stock option equivalents                                    -               -
                                                --------------------------------

Diluted average shares outstanding                          100             100
                                                ================================

Basic earnings per share                         $    16,127.17   $   16,771.75
                                                ================================

Diluted earnings per share                       $    16,127.17   $   16,771.75
                                                ================================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

SEGMENT REPORTING

Management views the Association as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Association as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

RECLASSIFICATIONS

Certain reclassifications have been made to the balances, with no effect on net income, as of and for the year ended December 31, 2002, to be consistent with the classifications adopted as of and for the year ended December 31, 2003.

NOTE 2.  SECURITIES

The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows:

                                                       December 31, 2003
                                    -------------------------------------------------------
                                                       Gross        Gross
                                        Amortized   Unrealized    Unrealized      Fair
SECURITIES AVAILABLE-FOR-SALE             Cost         Gains        Losses        Value
                                    -------------------------------------------------------
State and municipal                  $      65,000  $    1,430    $        -   $    66,430
U.S. Government agency obligations       6,423,509      80,947        52,899     6,451,557
Corporate                                3,354,657      72,787        89,213     3,338,231
                                    -------------------------------------------------------
                                     $   9,843,166  $  155,164    $  142,112   $ 9,856,218
                                    =======================================================

SECURITIES HELD-TO-MATURITY
Mortgage-backed securities-GNMA
  and FHLMC                          $     668,602  $    4,109    $    7,134   $   665,577
                                    =======================================================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                            December 31, 2003
                                                         -------------------------------------------------------
                                                                            Gross        Gross
                                                             Amortized   Unrealized    Unrealized      Fair
SECURITIES AVAILABLE-FOR-SALE                                  Cost         Gains        Losses        Value
                                                         -------------------------------------------------------

State and municipal                                       $  1,125,000   $    8,145    $        -   $ 1,133,145
U.S. Government agency obligations                           6,463,306      185,854             -     6,649,160
Corporate                                                    1,761,333        4,390             -     1,765,723
                                                         -------------------------------------------------------
                                                             9,349,639      198,389             -     9,548,028
Marketable equity securities                                 1,333,226            -        44,213     1,289,013
                                                         -------------------------------------------------------
                                                          $ 10,682,865   $  198,389    $   44,213   $10,837,041
                                                         =======================================================

SECURITIES HELD-TO-MATURITY
Mortgage-backed securities-GNMA                           $    100,028   $    9,321    $        -   $   109,349
                                                         =======================================================

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2003, are summarized as follows:

                                   Less than 12 Months          12 Months or More                Total
                                 -----------------------     -----------------------     -----------------------
                                    Fair     Unrealized        Fair      Unrealized         Fair      Unrealized
                                    Value      Losses          Value       Losses           Value       Losses
                                 -----------------------     -----------------------     -----------------------
Securities available for sale:
  U.S. government agency
    obligations                  $ 1,446,915  $  52,899      $      -      $     -       $ 1,446,915  $  52,899
  Corporate                        1,507,787     89,213             -            -         1,507,787     89,213
                                 -----------------------     -----------------------     -----------------------

                                 $ 2,954,702  $ 142,112      $      -      $     -       $ 2,954,702  $ 142,112
                                 =======================     =======================     =======================

Securities held to maturity:
  Mortgage-backed securities     $   582,747  $   7,134      $      -      $     -       $   582,747  $   7,134
                                 =======================     =======================     =======================

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Bank.

For the year ended December 31, 2003, gross realized gains and losses amounted to $0 and $45,777 in 2003, respectively. No gains or losses were realized for the year ended December 31, 2002.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The amortized cost and fair value at December 31, 2003, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                                   Available for Sale                   Held to Maturity
                                             -------------------------------------------------------------------
                                               Amortized           Fair            Amortized           Fair
                                                 Cost              Value             Cost              Value
                                             -------------------------------------------------------------------
Due in one year or less                       $ 1,165,000       $ 1,186,552       $         -       $         -
Due after one year through five years           4,832,072         4,953,513                 -                 -
Due after five years through ten years          2,999,094         2,949,733                 -                 -
Due after ten years                               847,000           766,420                 -                 -
Mortgage-backed securities                              -                 -           668,602           665,577
                                             -------------------------------------------------------------------

                                              $ 9,843,166       $ 9,856,218       $   668,602       $   665,577
                                             ===================================================================

NOTE 3.  LOANS

The components of loans are as follows:

                                                                                          December 31,
                                                                               ---------------------------------
                                                                                     2003               2002
                                                                               ---------------------------------
Mortgage loans on real estate:
  Residential:
    1 to 4 Family                                                               $  93,966,535     $  84,883,977
    Multi-family                                                                    2,420,344         2,464,003
  Non residential                                                                   8,400,032         6,615,513
  Less:
    Undisbursed portion of construction loans                                      (3,744,890)       (2,419,812)
    Deferred loan origination fees, net                                              (189,966)          (34,057)
                                                                               ---------------------------------
        TOTAL MORTGAGE LOANS ON REAL ESTATE                                       100,852,055        91,509,624
                                                                               ---------------------------------

Consumer and other loans:
  Consumer loans                                                                      640,409           559,743
  Savings account loans                                                                80,831            24,479
                                                                               ---------------------------------
        TOTAL CONSUMER AND OTHER LOANS                                                721,240           584,222
                                                                               ---------------------------------

Less allowance for loan losses                                                       (428,700)         (398,700)
                                                                               ---------------------------------

                                                                                $ 101,144,595     $  91,695,146
                                                                               =================================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

An analysis of the allowance for loan losses follows:

                                                                      Years Ended
                                                                      December 31,
                                                             ------------------------------
                                                                 2003               2002
                                                             ------------------------------
Balance, beginning                                            $   398,700      $   398,700
  Provision for loan losses                                        30,000                -
  Loans charged off                                                     -                -
  Recoveries applicable to loans previously charged off                 -                -
                                                             ------------------------------

Balance, ending                                               $   428,700      $   398,700
                                                             ==============================

The Association has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in loans to officers and directors for the years ended December 31, 2003 and 2002 are summarized as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                 2003               2002
                                                             ------------------------------
Balance beginning of year                                     $ 1,195,394      $ 1,173,116
Additions                                                         472,000           70,000
Repayments                                                       (594,116)         (47,722)
                                                             ------------------------------

Balance, end of year                                          $ 1,073,278      $ 1,195,394
                                                             ==============================

Loans contractually past due in excess of 90 days and loans classified as non-accrual are summarized as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
Loans 90 days past due or more still accruing                 $ 140,453          $ 118,796
Non-accrual loans                                                     -                  -
                                                             ------------------------------

                                                              $ 140,453          $ 118,796
                                                             ==============================

The Company had no impaired loans outstanding at December 31, 2003 and 2002.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
Land                                                          $   266,369      $   266,369
Building and improvements                                       1,036,553        1,036,553
Furniture and equipment                                           218,302          218,713
                                                             ------------------------------
                                                                1,521,224        1,521,635
Less accumulated depreciation                                     648,195          613,914
                                                             ------------------------------

                                                              $   873,029      $   907,721
                                                             ==============================

Depreciation expense for the years ended December 31, 2003 and 2002 amounted to $46,427 and $65,926, respectively.

NOTE 5.  DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits are as follows:

Year ended                                                         Amount
-------------------------------------------------------------------------------
  December 31, 2004                                           $      39,233,472
  December 31, 2005                                                  10,268,471
  December 31, 2006                                                   5,430,487
  December 31, 2007                                                   7,542,312
  December 31, 2008                                                   7,818,334
  Thereafter                                                            251,564
                                                             ------------------
                                                              $      70,544,640
                                                             ==================

Interest expense on deposits for the years ended December 31 is summarized as follows:

                                                 Years Ended
                                                 December 31,
                                               ----------------------------
                                                    2003           2002
                                               ----------------------------
Savings                                         $     62,576   $     82,942
Money market accounts                                376,072        458,802
Certifiates of deposit                             2,358,822      2,993,152
                                               ----------------------------

                                                $  2,797,470   $  3,534,896
                                               ============================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Company had no brokered deposits at December 31, 2003 or 2002.

Time deposits over $100,000 totaled $9,659,495 and $11,048,426 as of December 31, 2003 and 2002, respectively. Individual deposits in excess of $100,000 are not insured by the FDIC.

NOTE 6.  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are summarized as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
$4,000,000 line of credit, including interest at an
adjustable rate, 1.21% at December 31, 2003. Secured
by first mortgages on 1-4 family real estate and
Federal Home Loan Bank stock.                                 $ 4,000,000      $         -
                                                             ==============================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7.  INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                                       Year Ended
                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
Federal:
  Current                                                     $   839,085      $   758,247
  Deferred                                                         (9,707)         (97,997)
                                                             ------------------------------
        TOTAL                                                     829,378          660,250
                                                             ------------------------------

State:
  Current                                                         165,860          120,349
  Deferred                                                            208          (24,508)
                                                             ------------------------------
        TOTAL                                                     166,068           95,841
                                                             ------------------------------

        TOTAL                                                 $   995,446      $   756,091
                                                             ==============================

The Company's income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2003 and 2002, as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
Expected income taxes                                         $   912,857      $   851,643
Income tax effect of:
  State taxes, net of federal income tax benefit                  107,944           62,297
  Tax exempt interest                                              (2,862)         (17,490)
  Income taxed at lower rates                                     (26,082)         (24,333)
  Change in valuation allowance                                         -         (121,618)
  Other                                                             3,589            5,592
                                                             ------------------------------

                                                              $   995,446      $   756,091
                                                             ==============================

The effective tax rates for the years ended December 31, 2003 and 2002 were 38.1% and 31.1%, respectively.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The tax effects of principal temporary differences are shown in the following table:

                                                                      December 31,
                                                             ------------------------------
                                                                2003               2002
                                                             ------------------------------
Allowance for loan losses                                     $   165,173      $   153,318
Loan fees and costs                                                73,192           13,096
Other                                                              18,438           10,392
                                                             ------------------------------
         DEFERRED TAX ASSET                                       256,803          176,806
                                                             ------------------------------

Unrealized gain on securities available for sale                   (5,056)         (59,726)
Allowance for loan losses recapture                                     -          (28,473)
Premises and equipment basis                                      (17,278)         (19,670)
FHLB stock                                                       (216,592)         (80,862)
Other                                                                   -          (34,367)
                                                             ------------------------------
         DEFERRED TAX LIABILITY                                  (238,926)        (223,098)
                                                             ------------------------------

         NET DEFERRED TAX ASSET (LIABILITY)                   $    17,877      $   (46,292)
                                                             ==============================

Retained earnings at December 31, 2003 and 2002 include approximately $1,968,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $762,300, at December 31, 2003 and 2002.

NOTE 8.  PROFIT-SHARING PLAN

The Association has a profit-sharing plan for those employees who meet certain eligibility requirements. The annual contribution to the plan is determined by the Board of Directors, and may not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the years ended December 31, 2003 and 2002, was $91,027 and $82,032, respectively.

NOTE 9.  CAPITAL RATIOS

The Company's primary source of funds is dividends received from the Association. By regulation, the Association is prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets, without regulatory approval. As a practical matter, dividends distributed by the Association are restricted to amounts that maintain prudent capital levels.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's category.

The Association's actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the following table.

                                                                                                    To be Well
                                                                                                 Capitalized Under
                                                                           For Capital           Prompt Corrective
                                                   Actual               Adequacy Purposes        Action Provisions
                                          --------------------------------------------------------------------------
                                              Amount      Ratio         Amount       Ratio       Amount       Ratio
                                          --------------------------------------------------------------------------
DECEMBER 31, 2003
Tangible Capital to Tangible Assets        $ 18,706,000   15.46%      $1,814,000     1.50%       N/A

Tier I Capital to Adjusted Total Assets    $ 18,706,000   15.46%      $3,629,000     3.00%     $6,048,000     5.00%

Tier I Capital to Risk Weighted Assets     $ 18,706,000   29.82%       N/A                     $3,764,000     6.00%

Total Capital to Risk Weighted Assets      $ 19,135,000   30.50%      $5,019,000     8.00%     $6,274,000    10.00%

DECEMBER 31, 2002
Tangible Capital to Tangible Assets        $ 17,094,000   15.01%      $1,709,000     1.50%       N/A

Tier I Capital to Adjusted Total Assets    $ 17,094,000   15.01%      $3,428,000     3.00%     $5,713,000     5.00%

Tier I Capital to Risk Weighted Assets     $ 17,094,000   29.90%       N/A                     $3,431,000     6.00%

Total Capital to Risk Weighted Assets      $ 17,094,000   30.60%      $4,574,000     8.00%     $5,718,000    10.00%

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Following is a reconciliation of generally accepted accounting principles (GAAP) capital to regulatory capital.

                                                   December 31,
                                                  --------------------------------
                                                       2003             2002
                                                  --------------------------------
Association's GAAP capital                         $  18,714,000   $  17,188,000
Less: Accumulated other comprehensive income              (8,000)        (94,000)
                                                  --------------------------------
Tangible capital and tier I capital                   18,706,000      17,094,000
Less: Allowable allowance for loan losses                429,000         399,000
                                                  --------------------------------

Total capital                                      $  19,135,000   $  17,493,000
                                                  ================================

NOTE 10. COMMITMENTS, CONTINGENCIES AND CREDIT RISK

In the ordinary course of business, the Company has various commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse affect on the financial position of the Company.

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                                              Range of
                                 Variable                                     Rates on
                                   Rate        Fixed Rate       Total        Fixed Rate
                                Commitment     Commitment     Commitment     Commitments
AS OF DECEMBER 31, 2003:      (in thousands)
Commitments to grant loans      $       88     $    1,194     $    1,282     5.25%-6.00%
Undfunded commitments under
  lines of credit               $    2,468     $    1,277     $    3,745    5.125%-7.25%

AS OF DECEMBER 31, 2002:
Commitments to grant loans      $      930     $    1,198     $    2,128     5.35%-7.00%
Undfunded commitments under
  lines of credit               $    1,032     $    1,388     $    2,420    5.125%-8.00%

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

Unfunded commitments under construction lines-of-credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

The Company does not engage in the use of interest rate swaps or futures, forwards or option contracts.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts of cash and cash equivalents approximate fair values.

INTEREST-BEARING TIME DEPOSITS

Fair values of interest-bearing time deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

SECURITIES

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying amount of accrued interest receivable approximates its fair value.

LOANS

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values where applicable. The carrying amount of accrued interest receivable approximates its fair value.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

DEPOSIT LIABILITIES

The fair values disclosed for demand deposits (savings) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

FEDERAL HOME LOAN BANK ADVANCES

The fair value of variable rate Federal Home Loan Bank advances approximate carrying value.

Off-balance sheet instruments

Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair values of these items are not material.

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                              December 31, 2003                   December 31, 2002
                                      ---------------------------------------------------------------------
                                          Carrying            Fair            Carrying            Fair
                                           Amount             Value            Amount             Value
                                      ---------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents            $   2,143,860     $   2,143,860      $  4,269,844      $  4,269,844
  Interest-bearing time deposits             500,000           512,735           500,000           516,660
  Securities                              10,524,820        10,521,795        10,782,892        10,946,390
  Federal Home Loan Bank stock             5,401,700         5,401,700         4,884,000         4,884,000
  Loans, net                             101,144,595       103,769,870        91,695,146        94,169,975
  Accrued interest receivable                299,587           299,587           308,180           308,180

Financial Liabilities:
  Deposits                                97,931,332        98,470,143        96,062,802        96,587,998
  Advances from Federal Home
    Loan Bank                              4,000,000         4,000,000                 -                 -
  Accrued interest payable                    13,243            13,243            12,662            12,662

In addition, other assets and liabilities of the Association that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12. INITIAL PUBLIC OFFERING OF COMMON STOCK

On January 2, 2001, First Federal Savings and Loan Association of Edwardsville completed its conversion from a mutual association to a federally-chartered stock savings association. The Association became a wholly owned subsidiary of First Federal Financial Services, Inc. (a federally-chartered subsidiary stock holding company). First Federal Financial Services, Inc. was formed and became a wholly owned subsidiary of First Federal Financial Services, MHC (a federally-chartered mutual holding company). The reorganization did not involve the offer or sale of common stock to members or any other person.

On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of First Federal Financial Services, Inc. First Federal Financial Services, MHC will retain a majority ownership percentage in First Federal Financial Services, Inc. after the sale of common shares. Approximately 45% of common stock will be offered in the subscription offering to persons having subscription rights. If necessary, shares of common stock not subscribed for in the subscription offering will be offered in a community offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in and around Edwardsville, Illinois, and then to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers under selected dealers agreements.

The initial public offering provides that there shall be established, upon the completion of the conversion, a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final offering circular relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in the Association on the qualifying date. An eligible account holder's or supplemental eligible account holder's interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date was to the aggregate balance in all qualifying deposit accounts on that date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder should reduce the amount in the qualifying deposit account on any annual closing date of the Association to a level less than the lowest amount in the account on the applicable eligibility date, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if the qualifying deposit account were closed.

The interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after the conversion. The liquidation account is an off-balance sheet memorandum account and will not be reflected on the Association's financial statements following the conversion.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of December 31, 2003, conversion costs of approximately $3,000 have been deferred.

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First Federal Financial Services, Inc. at December 31, 2003 and 2002 is as follows:

                                                    BALANCE SHEET
                                             DECEMBER 31, 2003 AND 2002

                                                                                    2003                  2002
                                                                              -------------------------------------
Assets
  Cash and cash equivalents                                                    $       4,835         $       5,129
  Investment in common stock of First Federal Savings & Loan
    Association                                                                   18,714,302            17,187,695
  Other assets                                                                         3,215                   239
                                                                              -------------------------------------
        TOTAL ASSETS                                                           $  18,722,352         $  17,193,063
                                                                              =====================================

Liabilities and Stockholder's Equity
  Accrued expenses                                                             $       3,626         $         600
                                                                              -------------------------------------
TOTAL LIABILITIES                                                                      3,626                   600
                                                                              -------------------------------------

Stockholder's Equity                                                              18,718,726            17,192,463
                                                                              -------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                             $  18,722,352         $  17,193,063
                                                                              =====================================

                                             CONDENSED INCOME STATEMENT
                                   FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                    2003                  2002
                                                                              -------------------------------------

Income, interest on investments                                                $          67         $         100

Operating expenses                                                                       625                   600
                                                                              -------------------------------------

        (LOSS) BEFORE INCOME TAX (BENEFIT) AND EQUITY IN
          UNDISTRIBUTED NET INCOME OF FIRST FEDERAL
          SAVINGS & LOAN ASSOCIATION                                                    (558)                 (500)
                                                                              -------------------------------------

Applicable income tax (benefit)                                                         (214)                 (250)
                                                                              -------------------------------------

        (LOSS) BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
          OF FIRST FEDERAL SAVINGS & LOAN ASSOCIATION                                   (344)                 (250)

Equity in undistributed net income of First Federal Savings & Loan
  Association                                                                      1,613,061             1,677,425
                                                                              -------------------------------------

NET INCOME                                                                     $   1,612,717         $   1,677,175
                                                                              =====================================

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                         CONDENSED STATEMENTS OF CASH FLOWS
                                   FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                    2003                  2002
                                                                              -------------------------------------
Cash flows from operating activities
  Net income                                                                   $   1,612,717         $   1,677,175
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net income of First Federal
      Savings & Loan Association                                                  (1,613,061)           (1,677,425)
    Increase in other assets                                                          (2,976)                 (239)
    Increase in accrued expenses                                                       3,026                   505
                                                                              -------------------------------------
        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                (294)                   16
                                                                              -------------------------------------

        NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (294)                   16

Cash and cash equivalents at beginning of year                                         5,129                 5,113
                                                                              -------------------------------------

Cash and cash equivalents at end of year                                       $       4,835        $        5,129
                                                                              =====================================

       You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of First Federal Savings & Loan Association of Edwardsville or First Federal Financial Services, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.




                     First Federal Financial Services, Inc.
                          Proposed Holding Company for
            First Federal Savings & Loan Association of Edwardsville



                        2,204,550 Shares of Common Stock
                 (Subject to Increase to up to 2,535,233 Shares)



                                 _______________

                                   PROSPECTUS
                                 _______________



                             Keefe, Bruyette & Woods



                                  May 13, 2004





Until the later of ___________ 2004 or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Provisions in the Registrant's bylaws provide for indemnification of the Registrant's directors and officers up to the fullest extent authorized by applicable law and regulations of the Office of Thrift Supervision (OTS).
Section 545.121 of the OTS regulations are described below.

       Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

       (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

              (i) Any amount for which that person becomes liable under a judgment in such action; and

              (ii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

       (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

              (i)    Final judgment on the merits is in his or her favor; or

              (ii)   In case of:

                     a.     Settlement,
                     b.     Final judgment against him or her, or
                     c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

       (c)    As used in this paragraph:

              (i) "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

              (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

              (iii) "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

              (iv) "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of NOLO CONTENDERE.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                        Amount
                                                                                        ------
      *       Legal Fees and Expenses...........................................     $    190,000
      *       Accounting Fees and Expenses
              50,000

      *       Conversion Agent and Data Processing Fees.........................           10,000
      *       Marketing Agent Fees and Expenses, including attorney's fees (1)..          280,000
      *       Appraisal and Business Plan Fees and Expenses.....................           36,000
      *       Printing, Postage, Mailing and EDGAR..............................           75,000
      *       Filing Fees (OTS, Nasdaq and SEC).................................           10,100
      *       State "Blue Sky" Filing Fees......................................           10,000
      *       Other.............................................................           24,900
                                                                                     ------------
      *       Total ............................................................     $    686,000
                                                                                     ============

-----------------------
*     Estimated
(1) First Federal Financial Services, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES

              Not Applicable.

ITEM 27.      EXHIBITS:

              The exhibits filed as part of this registration statement are as follows:

       (a)    LIST OF EXHIBITS


1.1 Engagement Letter between First Federal Financial Services, Inc. and Keefe, Bruyette & Woods, Inc.*
1.2 Form of Agency Agreement between First Federal Financial Services, Inc. and Keefe, Bruyette & Woods, Inc.*

2      Stock Issuance Plan*
3.1    Charter of First Federal Financial Services, Inc.*
3.2    Bylaws of First Federal Financial Services, Inc.*
4      Form of Common Stock Certificate of First Federal Financial Services,
       Inc.*
5      Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8      Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
8.1    Illinois State Tax Opinion of RSM McGladrey, Inc*.
10.1   Employee Stock Ownership Plan*
10.2   Description of Bonus Plan*
10.3   Form of Employment Contract
16     Letter on Change in Certifying Accountant*
21     Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*
23.2   Consent of McGladrey & Pullen, LLP
23.3   Consent of J. W. Boyle & Co., Ltd.
23.4   Consent of Keller and Company

23.5   Consent of RSM McGladrey, Inc. for Illinois Tax Opinion*
24     Power of Attorney (set forth on signature page)

99.1 Appraisal Agreement between First Federal Financial Services, Inc. and Keller & Company, Inc.*
99.2 Business Plan Agreement between First Federal Financial Services, Inc. and Keller & Company, Inc. *
99.3 Appraisal Report of Keller & Company, Inc., dated as of February 27, 2004*, ***
99.4   Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5   Marketing Materials*
99.6   Order and Acknowledgment Form*
99.7   Updated Appraisal Report of Keller & Company ***

-------------------------------

*      Previously filed.

*** Supporting financial schedules filed in paper format only, pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, DC.

ITEM 28.      UNDERTAKINGS

              The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any additional or changed material information as the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

       (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Edwardsville, State of Illinois on May 10, 2004.


                                         FIRST FEDERAL FINANCIAL SERVICES, INC.


                                         By: /s/ Larry W. Mosby
                                             -----------------------------------
                                             Larry W. Mosby
                                             President, Chief Executive Officer
                                             and Director
                                             (Duly Authorized Representative)


                                POWER OF ATTORNEY

       We, the undersigned directors and officers of First Federal Financial Services, Inc. (the "Company") hereby severally constitute and appoint Larry W. Mosby as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Larry W. Mosby may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Larry W. Mosby shall do or cause to be done by virtue thereof.

       In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


            Signatures                         Title                         Date
            ----------                         -----                         ----


/s/ Larry W. Mosby              President, Chief Executive               May 10, 2004
---------------------------     Officer and Director (Principal
Larry W. Mosby                  Executive Officer)


/s/ Donald Engelke              Vice President and Chief                 May 10, 2004
---------------------------     Financial Officer (Principal
Donald Engelke                  Financial and Accounting Officer)


/s/ Joseph Helms                Chairman of the Board                    May 10, 2004
---------------------------
Joseph Helms


/s/ Nina Baird                  Director                                 May 10, 2004
---------------------------
Nina Baird


/s/ Harry Gallatin              Director                                 May 10, 2004
---------------------------
Harry Gallatin



/s/ Dean Pletcher               Director                                 May 10, 2004
---------------------------
Dean Pletcher


/s/ Robert Richards             Director                                 May 10, 2004
---------------------------
Robert Richards

/s/ Joseph Stevens              Director                                 May 10, 2004
---------------------------
Joseph Stevens


      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2004

                                                     REGISTRATION NO. 333-113615
================================================================================

                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------






                                    EXHIBITS
                                       TO
                          PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2







                     FIRST FEDERAL FINANCIAL SERVICES, INC.
                             EDWARDSVILLE, ILLINOIS


================================================================================

                                  EXHIBIT INDEX



1.1 Engagement Letter between First Federal Financial Services, Inc. and Keefe, Bruyette & Woods, Inc.*
1.2 Form of Agency Agreement between First Federal Financial Services, Inc. and Keefe, Bruyette & Woods, Inc. *

2      Stock Issuance Plan*
3.1    Charter of First Federal Financial Services, Inc.*
3.2    Bylaws of First Federal Financial Services, Inc.*
4      Form of Common Stock Certificate of First Federal Financial Services,
       Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8      Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
8.1    Illinois State Tax Opinion of RSM McGladrey, Inc*.
10.1   Employee Stock Ownership Plan*
10.2   Description of Bonus Plan*
10.3   Form of Employment Contract
16     Letter on Change in Certifying Accountant*
21     Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*
23.2   Consent of McGladrey & Pullen, LLP
23.3   Consent of J. W. Boyle & Co., Ltd.
23.4   Consent of Keller and Company

23.5   Consent of RSM McGladrey, Inc. for Illinois Tax Opinion*
24     Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between First Federal Financial Services, Inc. and Keller & Company, Inc.*
99.2 Business Plan Agreement between First Federal Financial Services, Inc. and Keller & Company, Inc. *
99.3 Appraisal Report of Keller & Company, Inc., dated as of February 27, 2004*, ***
99.4   Letter of Keller & Company, Inc. with respect to Subscription Rights*
99.5   Marketing Materials* Order and Acknowledgment Form*
99.7   Updated Appraisal Report of Keller & Company, Inc.***

-------------------------------
*      Previously filed.

*** Supporting financial schedules filed in paper format only, pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, DC.